      As filed with the Securities and Exchange Commission on June 26, 2003
                                                     Registration No. 333-101790
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            INKSURE TECHNOLOGIES INC.
                 (Name of Small Business Issuer in its Charter)


            Nevada                        3577                  84-1417774
-----------------------------   -----------------------    ---------------------
       (State or Other             (Primary Standard        (I.R.S. Employer
       Jurisdiction of                 Industrial           Identification No.)
Incorporation or Organization)    Classification Code
                                        Number)

                                   32 Broadway
                                   Suite 1314
                            New York, New York 10004
                                 (212) 269-0370
                          (Address and Telephone Number
                  of Registrant's Principal Executive Offices)

                     Yaron Meerfeld, Chief Executive Officer
                            InkSure Technologies Inc.
                                   32 Broadway
                                   Suite 1314
                            New York, New York 10004
                                 (212) 269-0370
                       (Name, Address and Telephone Number
                              of Agent for Service)

                                   Copies to:
                              Kenneth R. Koch, Esq.
                 Mintz Levin Cohn Ferris Glovsky And Popeo, P.C.
                        Chrysler Center, 666 Third Avenue
                            New York, New York 10017

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of Each Class of   Amount To Be          Proposed Maximum      Proposed Maximum     Amount of
Securities To Be         Registered            Offering Price Per    Aggregate Offering   Registration
Registered                                     Unit (1)              Price                Fee (1)(4)
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par       11,725,937               $1.50              $17,588,906            $1,423
value per share (2)
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par        1,456,526               $2.17              $3,160,661              $256
value per share (3)
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par         550,933                $1.61               $887,002                $72
value per share (3)
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Registrant's common stock reported on the OTC Electronic Bulletin Board on April 24, 2003.

(2) Common stock outstanding held by selling securityholders.

(3) These shares of common stock are not outstanding and are issuable upon exercise of warrants to purchase common stock (that are not being registered hereunder) held by selling securityholders. In accordance with Rule 457(g) of the Act, the offering price is based on the highest of the following: (a) the price at which such warrants may be exercised or (b) the price of the common stock as determined in accordance with Rule 457(c) under the Act. See Footnote 1.

(4) A registration fee of $1,751 was previously paid by the Registrant on April 28, 2003.


Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated June 26, 2003

                                   PROSPECTUS

                            INKSURE TECHNOLOGIES INC.
                                   32 Broadway
                                   Suite 1314
                            New York, New York 10004
                                 (212) 269-0370

                        13,733,396 Shares of Common Stock

         We are registering up to 13,733,396 shares of our common stock for sale by certain shareholders of our company identified in this prospectus. These shareholders are referred to throughout this prospectus as "selling securityholders."

         These selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling securityholders but we may receive funds from the exercise of their warrants.

         Our common stock is currently listed on the OTC Electronic Bulletin Board under the symbol "INKS.OB." On June 20, 2003, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $1.45 per share.


         Our principal executive offices are located at 32 Broadway, New York, New York 10004, and our telephone number at such address is (212) 269-0370.

         Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is June 26, 2003.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................1

   Summary of InkSure Technologies Inc............................................................................1

   Summary of the Offering........................................................................................3

SELECTED FINANCIAL INFORMATION....................................................................................4

RISK FACTORS......................................................................................................5

USE OF PROCEEDS..................................................................................................11

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................14

BUSINESS.........................................................................................................19

LEGAL PROCEEDINGS................................................................................................26

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS................................................................27

EXECUTIVE COMPENSATION...........................................................................................28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................34

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................................35

SELLING SECURITYHOLDERS..........................................................................................37

PLAN OF DISTRIBUTION.............................................................................................43

DESCRIPTION OF CAPITAL STOCK.....................................................................................44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................45

SHARES ELIGIBLE FOR FUTURE SALE..................................................................................45

HOW TO OBTAIN MORE INFORMATION ABOUT INKSURE TECHNOLOGIES INC....................................................45

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.......................................................................................46

LEGAL MATTERS....................................................................................................47

EXPERTS..........................................................................................................47

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS  ON ACCOUNTING AND FINANCIAL DISCLOSURE............................47

FINANCIAL STATEMENTS............................................................................................F-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS................................................................II-1

SIGNATURES.....................................................................................................II-5

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights all material information contained elsewhere in this prospectus.

                      Summary of InkSure Technologies Inc.

General

         We develop, market and sell customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. By "counterfeit items" we are referring to imitation items that are offered as genuine. By "Diversion" (also termed "parallel trading" or "gray market commerce") we are referring to the selling of goods (often genuine goods) in a geographic market where both wholesale and retail prices are high while falsely purchasing them for another market where wholesale prices are lower, thus taking advantage of the price difference between the two markets. Our business lies within the "authentication industry," an industry that includes a variety of firms providing technologies and services designed to prevent counterfeiting and diversion.

         We base our products on two principal technologies - customizable security inks that are suitable for almost every type of digital and impact printing and a sophisticated "full-spectrum" reader that uses proprietary software to quickly analyze marks printed with our specialty inks. Our security solutions are covert because our specialty inks are indistinguishable from standard non-security inks and are easily incorporated into documents, products, product labels, packaging, and designs.

         Our products provide a customized solution by creating a unique chemical code for each product line or document batch that can only be authenticated by our reader.

Corporate History

         We were incorporated under the laws of the state of Nevada on April 22, 1997 under the name "Lil Marc, Inc." We were incorporated as a development stage enterprise in the baby products industry to develop, manufacture and market the "Lil Marc", a plastic toilet training device for young boys. Pursuant to an Agreement and Plan of merger, dated as of July 5, 2002, a wholly owned subsidiary of Lil Marc, Inc., LILM Acquisition Corp., a Delaware corporation, merged with and into InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware. InkSure Delaware was the surviving corporation in the merger and became a wholly owned subsidiary of Lil Marc, Inc.

         Pursuant to the merger agreement, each share of InkSure Delaware common stock outstanding immediately prior to the effective time of the merger was converted into the right to receive one share of our common stock. The total number of issued and outstanding shares of our common stock was 11,982,166 immediately after giving effect to the merger and a reverse stock split that was consummated on October 23, 2002.

         As a result of the merger, the former stockholders of InkSure Delaware held, immediately after the merger, approximately 88.0% of the issued and outstanding shares of our common stock; the remaining 12.0% of the issued and outstanding shares of our common stock were held by the stockholders who held our common stock immediately before the merger became effective. On a fully diluted basis, the former holders of securities of InkSure Delaware held, immediately after the merger, approximately 90.5% of the shares of Lil Marc, Inc. common stock.

         Pursuant to the merger agreement, all outstanding options and warrants to purchase shares of InkSure Delaware common stock were exchanged or converted into options and warrants to purchase shares of our common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of our common stock equal to the number of whole shares of InkSure Delaware common stock subject to each such exchanged option or warrant immediately prior to the effective time of the Merger. The per share exercise price of options and warrants issued by us with respect to the exchanged options and warrants remained unchanged from the per share exercise price of the exchanged options and warrants. Upon consummation of the merger, our board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and we began to carry on InkSure Delaware's business activities.

         On October 28, 2002, we also filed an amendment of our Articles of Incorporation to, among other things, change our name from "Lil Marc, Inc." to "InkSure Technologies Inc." Effective on October 30, 2002, the OTC Bulletin Board stock symbol for our common stock was changed from "LILM" to "INKS."

         We conduct our operations with and through our direct and indirect subsidiaries, InkSure Inc., a Delaware corporation formed in March 2000, IST Operating Inc., a Delaware corporation formed in May 2000 (formerly known as InkSure Technologies Inc. and referred to throughout this prospectus as InkSure Delaware), and InkSure Ltd., which was formed in December 1995 under the laws of Israel. We also have a subsidiary, InkSure RF Inc., a Delaware corporation formed in March 2000, which does not currently conduct any operations.

         Upon achieving stockholder approval to do so at our annual meeting of shareholders scheduled on July 3, 2003, we intend to reincorporate as a Delaware corporation.

                             Summary of the Offering

Shares outstanding before the       11,982,166 (1)
offering

Shares outstanding offered by       11,725,937 shares of our common stock.
selling securityholders

Shares underlying warrants offered 2,007,459 shares of our common stock. by selling securityholders

Use of proceeds                     We will not receive any of the proceeds from
                                    the sale of the common stock offered by the selling securityholders. However, we may receive an aggregate of $4,047,664 upon the exercise of all the warrants held by the selling securityholders if such warrants are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes.

Risk factors                        The shares offered hereby involve a high
                                    degree of risk. You should carefully
                                    consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Plan of distribution                The offering of our shares of common stock
                                    is being made by shareholders of our company who may wish to sell their shares. Sales of our common stock may be made by the selling securityholders in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices.

OTCBB Trading Symbol                 "INKS.OB"

(1)  As of April 28, 2003

                         SELECTED FINANCIAL INFORMATION

         The following selected financial information is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the annual periods ended December 31, 2002 and 2001, respectively, and unaudited with respect to the three months ended March 31, 2003 and 2002 and has been prepared by our management.

         The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of our management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Our operating results for the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

Consolidated Statement of Operations (U.S. Dollars in thousands, except per share data):

                       Years ended December 31,     Three Months ended March 31,

                        2002             2001         2003             2002
                        ----             ----         ----             ----

Revenues                2,693           1,770          --              1,059

Gross Profit            2,291           1,727          --               873




Operating Expenses      2,938           2,198         841               652




Net Income (Loss)        621             700         (819)              220

Loss Per Share          0.08             0.14        (0.07)            0.04

Consolidated Balance Sheet Data (U.S. Dollars in thousands):

                                                As of                                  As of

                                December 31, 2002     December 31, 2001    March 31, 2003       March 31, 2002
                                -----------------     -----------------    --------------       --------------

Total Current Assets                 5,320                     735              4,157                 537

Total Current Liabilities              860                   1,443                487                1,016

Total Stockholders' Equity           5,230                  (1,566)             4,411                 (785)
(Deficiency)

                                  RISK FACTORS

         Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

We have a history of operating losses and negative cash flows; we may not be profitable in the future; and we have not had significant revenues in our last two fiscal quarters.

         We have incurred substantial losses and negative cash flows since our inception. We had an accumulated deficit of approximately $4,748,000 at December 31, 2002 and $5,567,000 at March 31, 2003, and had a working capital (current assets less current liabilities) of approximately $4,460,000 at December 31, 2002 and $3,670,000 at March 31, 2003. We incurred losses of approximately $621,000 for the year ended December 31, 2002 and $819,000 at March 31, 2003. We expect to have net operating losses and negative cash flows for the foreseeable future, and expect to spend significant amounts of capital to enhance our products and services, develop further sales and operations, and fund expansion. As a result, we will need to generate significant revenue to break even or achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

         Our operating expense levels are based on internal forecasts for future demand and not on firm customer orders for products or services. Our results may be affected by fluctuating demand for our products and services from one quarter to the next and by increases in the costs of components acquired from suppliers. We have not had any significant revenues in each of our last two fiscal quarters and currently have no significant revenues for the fiscal quarter, which ends June 30, 2003.

We have a limited operating history, which makes it difficult to evaluate our business.

         InkSure Delaware was formed in May 2000. We have a limited operating history on which to base an evaluation of our business and prospects. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets. These risks and difficulties include our ability to develop our infrastructure; attract and maintain a base of end users; develop and introduce desirable products and services; provide customer support, personnel, and facilities to support our business; establish and maintain strategic relationships; and respond effectively to competitive and technological developments. Our business strategy may not be successful or may not successfully address any of these risks or difficulties.

We will face a need for additional capital and may need to curtail our operations if it is not available.

         We believe that our current cash and cash equivalents will satisfy our operating capital needs for at least 18 months based upon our currently anticipated business activities. We will need additional capital even within 18 months if we undertake large projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which would adversely affect our prospects, business, operating results and financial condition by forcing us to curtail our operations or not pursue opportunities which present themselves.

If we continue to rely on one major customer for most of our revenues, the loss of such customer could adversely affect our business.

         For the fiscal year ended December 31, 2002, our relationship with ISBAK A.S. accounted for approximately 74% of our revenue. The loss of such customer, or any other customer that accounts for a significant portion of our revenues from time to time, could adversely affect our business, operating results and financial condition due to the substantial decrease in revenue such loss would represent.

If our product offerings are not accepted by the market, our business may be adversely affected.

         We generate all of our revenue from sales and licensing of products relating to the "authentication industry." The market for providing these products and services is highly competitive and is affected by the introduction of new products and services that compete with the products and services offered by us. Demand for these products and services could be affected by numerous factors outside our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or products and services that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our products and services may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, and lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our products and services fails to grow, grows more slowly than anticipated, or becomes more competitive or if targeted customers do not accept our products and services and we experience a corresponding reduction in revenues, a higher loss and a failure to generate substantial revenues in the future.

We have a long and variable sales cycle which can result in significant fluctuations in our revenue from quarter to quarter.

         The sales cycle of our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically long and subject to a number of significant risks over which we have little control. As our operating expenses are based on anticipated revenue levels, a small fluctuation in the timing of sales can cause our quarterly operating results to vary significantly from period to period. Due to such fluctuations, we have not had significant revenues in our last two fiscal quarters and currently have no revenues for the fiscal quarter which ends June 30, 2003. If revenue falls significantly below anticipated levels, our business would be seriously harmed. Investors can also anticipate uneven revenue results, which may be reflected in a volatile market price for our stock.

We face potential liability due to product defects and may incur significant liabilities in defending lawsuits over any such defects.

         Authentication products as complex as those offered by us may contain undetected errors or defects when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may be found in new authentication products after commencement of commercial shipments resulting in product recalls and market rejection of our authentication products and resulting in damage to our reputation, as well as lost revenue, diverted development resources and increased support costs. In addition, our product liability insurance, if any, may be insufficient to cover claims related errors or defects in our authentication products.

We may not be able to protect our proprietary technology, which would adversely affect our ability to compete in the authentication market.

         Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard protection of our proprietary rights as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency authentication and security technology, or RF technology, being developed by us, but have not received any patents. We are also seeking protection under the Patent Cooperation Treaty. We may file for additional patents as we determine appropriate. A patent may not be issued with respect to any patent application filed by us or the scope of any claims granted in any patent may not provide meaningful proprietary protection or a competitive advantage to us. The validity or enforceability of patents which may be issued or licensed to may be challenged by others and, if challenged, may not be upheld by a court. In addition, competitors may be able to circumvent any patents that may be issued or licensed to us. Due to our reliance on our proprietary technology, our inability to protect our proprietary rights adequately would have a material adverse effect on us.

         We generally have entered into agreements containing confidentiality and nondisclosure provisions with our employees and consultants and limits access to and distribution of our documentation and other proprietary information. However, the steps taken by us may not prevent misappropriation of our technology and agreements entered into for that purpose may not be enforceable.

         Notwithstanding the precautions taken by us, a third party may be able to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our technology is difficult. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could have a material adverse effect on our business, operating results, and financial condition due to the substantial costs and diversion of resources. See "Business, Risk Factors -- We are co-defendant in an ongoing litigation, the outcome of which is uncertain."

         In addition, we have entered into several agreements pursuant to which we have granted third parties broad, exclusive rights to distribute and sell certain of our technology, subject to customary provisions governing confidentiality and nondisclosure. Failure of these third parties to effectively market products and services based upon our technology could have a material adverse effect on our business, operating results, and financial condition due to the lack of revenues expected to be generated from such agreements.

We will have to keep pace with new products and rapid technological change in order to remain competitive in the marketplace.

         If we are able to sufficiently penetrate the market with our products and services, our future success will depend upon our ability to keep pace with technological developments and respond to evolving customer demands. Failure to anticipate or respond adequately to technological developments or significant delays in product development could damage our potential position in the marketplace and could have a material adverse effect on our business, operating results, and financial condition. With our current limited financial and technical resources, we may not be able to develop or market new products, services or enhancements to our existing product and service offerings. It is possible that we could experience significant delays in these endeavors. Any failure to successfully develop and market products and services and product and service enhancements could have a material adverse effect on our business, operating results and financial condition.
See "Business Risk Factors--The Market May Not Accept Our Products."

We face competition and pricing pressures from larger, well financed and more recognized companies.

         The market for our products and services is highly competitive. Many of our competitors have far greater financial, human, and other resources. Barriers to entry in our business are relatively insubstantial and companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as those with far greater name recognition than us, may also attempt to enter the market. We believe that our ability to compete depends on our technology and price, as well as on our distribution channels and the quality of products and services. If we do not successfully compete, we will not generate significant revenues or profits.

We depend on third parties for infrastructure and supplies, the loss of which could adversely affect our operations.

         With regard to our products, we are dependent in part on the availability of equipment, supplies and services provided by independent third parties. We believe that there are numerous suppliers for the equipment, supplies and services that we require. Currently we use a limited number of suppliers in order to take advantage of volume discounts. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation.

We depend on our senior management and key employees, the loss of which could adversely affect our operations.

         Our success depends to a large degree upon the skills of our senior management team and current key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical and financial personnel. We may be unable to retain our existing key personnel or attract and retain additional key personnel. We do not maintain key person life insurance for any of our officers or key employees. We require our executives and key employees to enter non-competition agreements with us. Due to our reliance on our senior management and key employees, the loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results and financial condition.

We may not be able to manage our growth to successfully implement our business plan.

         We anticipate a period of significant growth in connection with expansion of our marketing efforts and business. The resulting strain on our managerial, operational, financial, and other resources could be significant.

Our specialty inks include various chemicals and are subject to certain environmental regulations, for which we could incur significant liabilities for problems relating to their shipping and storage.

         Our operations are subject to federal, state, local, and foreign environmental laws and regulations. Our specialty inks include various chemicals, some of which may be hazardous substances and subject to various government regulations relating to our transfer, handling, packaging, use, and disposal. We may store these chemicals or inks at our facilities in the United States and Israel, and a shipping company ships them at our direction. We could face potential liability for problems that may arise when we store or ship these inks or chemical components. To the extent future laws and regulations are adopted or interpretations of existing laws and regulations change, new requirements may be imposed on our future activities or may create liability retroactively. Failure to comply with applicable rules and regulations could subject us to monetary damages and injunctive action, which could have a material adverse effect on our business, financial condition or results of operations.

Some of our products in development will be subject to government regulation of radio frequency technology which could cause a delay or inability to introduce such products in the United States' and other markets.

         The rules and regulations of the United States Federal Communications Commission, or the FCC, limit the radio frequency used by and level of power emitting from electronic equipment. Our scanning device and the next-generation radio frequency technology scanning equipment will be required to comply with these FCC rules which may require certification, verification or registration of the equipment with the FCC. Currently we do not have FCC approval for our equipment. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. The equipment must be labeled according to the FCC's rules to show compliance with these rules. Testing, processing of the FCC's equipment certificate or FCC registration, and labeling may increase development and production costs and could delay introduction of our verification scanning device and next-generation radio frequency technology scanning equipment into the United States' market. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could subject us to monetary action or an injunction and could have a material adverse effect on our business, operating results and financial condition. In addition, certain other countries may impose similar or more burdensome regulations.

We are a co-defendant in a litigation, and we could incur significant liabilities in defense of this lawsuit or in damages if our defense is unsuccessful.

         On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel Aviv-Jaffa against Supercom Ltd. (Inksure Delaware's former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. We recently offered a settlement amount to Secu-Systems which was rejected.

Conditions in Israel affect the operations of our subsidiary in Israel and may limit our ability to sell our products and services.

         InkSure Ltd., our principal operating subsidiary, is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Political, economic and military conditions in Israel directly affect InkSure Ltd.'s operations. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip, negotiations between Israel and the Palestinian Authority have ceased and there has been increased military activity characterized by some as war. More recently, violence has spread to Jerusalem and areas near Tel Aviv. Furthermore, several countries still restrict trade with Israeli companies, which may limit our ability to make sales, or purchase components from, in those countries. Any future armed conflict, political instability, continued violence in the region or restrictions could limit our ability to operate our business and could have a material adverse effect on our business, operating results and financial condition.

Our operations could be disrupted as a result of the obligation of management or key personnel of InkSure Ltd. to perform military service.

         Generally, all male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Some of the officers and employees of InkSure Ltd. are currently obligated to perform annual reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of InkSure Ltd.'s officers or key employees due to military service. Any such disruption could limit our ability to operate our business and could affect our business, results and financial condition.

Under current Israeli law, InkSure Ltd. may not be able to enforce covenants not to compete which could have a negative effect on our operations in Israel.

         InkSure Ltd. has non-competition agreements with all of its employees. These agreements prohibit its employees, if they cease working for InkSure Ltd., from directly competing with it or working for its competitors, generally, for up to twelve months. However, we have been advised by our Israeli counsel, Yossi Avraham & Co., that Israeli courts are reluctant to enforce non-compete undertakings of former employees.

Fluctuations in the exchange rate between the United States dollar and foreign currencies may adversely affect our operating results.

         We incur expenses for our operations in Israel in new Israeli shekels
(nis) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily Israeli shekels, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

We are exposed to special risks in foreign markets which may restrict our ability to convert local currency into United States dollars or Israeli shekels.

         In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by it in their countries into United States dollars or other currencies, or to take those dollars or other currencies out of those countries.

Under Israeli law, our stockholders may face difficulties in the enforcement of civil liabilities.

         InkSure Ltd. is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Certain of the directors and InkSure Ltd.'s professional advisors are residents of Israel or otherwise reside outside of the United States. All or a substantial portion of the assets of such persons are or may be located outside of the United States. It may be difficult to effect service of process within the United States upon InkSure Ltd. or upon any such directors or professional advisors or to realize in the United States upon judgments of United States' courts predicated upon civil liability of InkSure Ltd. or such persons under United States federal securities laws. InkSure Ltd. has been advised by our Israeli counsel, Yossi Avraham & Co., that Israeli courts may not (i) enforce judgments of United States' courts obtained against InkSure Ltd. or such directors or professional advisors predicated solely upon the civil liabilities provisions of United States' federal securities laws, or (ii) impose liabilities in original actions against InkSure Ltd. or such directors and professional advisors predicated solely upon such United States' laws. However, subject to certain time limitations, Israeli courts will enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction which recognizes similar Israeli judgments, provided that (1) due process has been observed, (2) such judgments or the execution thereof are not contrary to Israeli law, public policy, security or sovereignty, (3) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties and (4) an action between the same parties in the same matter is not pending in any Israeli court at the time the law suit is instituted in the foreign court.

We have a stockholder that is able to exercise substantial influence over us and all matters submitted to our stockholders which may make us difficult to be acquired and less attractive to new investors.

         ICTS International, N.V., beneficially owns, as of March 28, 2003, 4,193,852 shares of our common stock, representing approximately 34.7% of our outstanding common stock. Ezra Harel, one of our directors, directly and indirectly owns a majority of the outstanding shares of ICTS International, N.V. Such ownership interest gives ICTS substantial influence over the outcome of all matters submitted to our stockholders, including the election of directors and the adoption of a merger agreement and such influence could make us a less attractive acquisition or investment target.

Events related to our largest stockholder and one of our directors could affect our reputation and harm our business.

         On May 30, 2003, Ezra Harel and another director of ICTS International, N.V., our largest stockholder, were detained and then released on bail in Israel by officials of the Israeli Securities Authority in connection with a criminal investigation. The probe involved an unrelated company in which Mr. Harel was a former director and controlling shareholder. We do not know the substance of the Israeli Securities Authority's questioning of Mr. Harel and the other director, due to a gag order on the investigation is in effect. We have no indication whether the investigation involves ICTS, nevertheless, publicity related to this investigation or other events could include references to us. Publicity of this type could cause harm to our reputation and business, and our ability to obtain future financing.

We are disputing the validity of the issuance of an option to purchase shares of InkSure Delaware common stock.

         We are disputing the valid issuance of an option to purchase 300,480 shares of InkSure Delaware common stock that was issued prior to the merger of our wholly owned subsidiary and InkSure Delaware. If our position in this dispute does not prevail we would be forced to accept the validity of the issuance of this option and convert it into an option to purchase shares of our common stock. As a result, the number of shares of our common stock outstanding on a fully diluted basis would increase by 300,480 shares.

Our certificate of incorporation contains anti-takeover provisions which could adversely affect the voting power or other rights of the holders of our common stock.

         Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and our board of directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Such authority, together with certain provisions of Nevada law (or Delaware law if we complete our contemplated reincorporation as a Delaware corporation) and of our certificate of incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of us, may discourage bids for the common stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders of the common stock. Although we have no present intention to issue any additional shares of our preferred stock, we may do so in the future. The board of directors of a Nevada or Delaware corporation may issue rights, options, warrants or other convertible securities, (hereinafter the "rights"), entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the board of directors. Our board of directors is free, subject to their fiduciary duties to stockholders, to structure the issuance or exercise of the rights in a manner which may exclude "significant stockholders," as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing contained in our certificate of incorporation will prohibit our board of directors from using these types of rights in this manner.

We have never paid common stock dividends and are unlikely to do so for the foreseeable future.

         We have never paid cash or other dividends on our common stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends on our common stock in the foreseeable future.

The trading of our common stock is volatile.

         Our common stock is traded on the over-the-counter market with quotations published on the NASD OTC Bulletin Board under the symbol "INKS". The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the twelve months prior to May 31, 2003, our common stock traded at prices ranging from $0.296 to $2.50. As a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in our operating results (which have historically been, and we expect to continue to be, substantial) and actual or anticipated announcements of new products or services by us, other business partners, or competitors as well as the number of shares available for sale in the market.

"Penny stock" rules may restrict the market for our common stock and may affect our stockholders' ability to sell their shares in the secondary market.

         Our common stock is subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq small-cap or national market systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock and may affect our stockholders' ability to sell their shares in the secondary market.

The number of shares eligible for future sale represents nearly all of our outstanding common stock and thus may adversely affect the market for our common stock.

         Of the 11,982,166 shares of common stock held by our present stockholders, 1,441,080 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. In addition, 11,725,937 shares of our outstanding common stock, which is substantially all of our outstanding common stock is being registered for resale by certain selling stockholders. The substantial number of shares eligible for sale could cause our common stock price to be less than it would be in the absence of such an offering, whether or not such shares are actually sold, and sales of a significant number of such shares at any one time could further decrease our stock price.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered by the selling securityholders. However, we may receive an aggregate of $4,047,664 upon the exercise of all the warrants held by the selling securityholders if such warrants are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes. Pending use of the proceeds, they will be invested in short-term, interest bearing securities or money market funds. As of the date of this prospectus, we have received no firm commitments for the exercise of such warrants.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock commenced trading on the OTC Bulletin Board beginning in the first quarter of 1998 under the symbol "LILM". On October 30, 2002, our common stock began trading on the OTC Bulletin Board under the symbol "INKS". The following table sets forth, for the fiscal periods indicated, the high and low bid prices of a share of common stock as reported by the OTC Bulletin Board under the symbol "LILM" for periods prior to October 30, 2002 and under the symbol "INKS" for periods subsequent to October 30, 2002. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions and the reverse stock split that occurred in October 2002.

                                                            High        Low
                                                            ----        ---
Calendar Year 2001
      1st Quarter........................................  $0.637      $0.58
      2nd Quarter........................................  $0.637      $0.278
      3rd Quarter........................................  $0.722      $0.278
      4th Quarter........................................  $0.722      $0.722

Calendar Year 2002
      1st Quarter........................................  $0.722      $0.296
      2nd Quarter........................................  $2.037      $0.296
      3rd Quarter........................................  $2.13       $1.87
      4th Quarter........................................  $2.50       $1.30

Calendar Year 2003
      1st Quarter........................................  $2.45       $1.45
      2nd Quarter (through June 20, 2003)................  $2.00       $1.30

         As of June 20, 2003, the high and low bid prices per share of common stock as reported by the Over the Counter Bulletin Board under the symbol "INKS" were $2.00 and $2.00 respectively and there were approximately 100 holders of record of the common stock.

         We have not paid dividends on the common stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development of our business. The declaration of dividends in the future will be at the election of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions, and other factors the board of directors deem relevant.

Equity Compensation Plan Information

         The following table provides information about shares of our common stock that may be issued upon the exercise of options and warrants under all of our existing compensation plans as of December 31, 2002. Our stockholder approved equity compensation plans consist of the 2002 Employee, Director and Consultant Stock Option Plan. We have a number of options and warrants which were granted pursuant to equity compensation plans not approved by security holders and such securities are aggregated in the table below.


                                                                                        Number of securities
                                                                                      remaining available for
                       Number of securities to be                                   future issuance under equity
                        issued upon exercise of        Weighted-average exercise   compensation plans (excluding
                     outstanding options, warrants       price of outstanding         securities reflected in
                               and rights            options, warrants and rights           column (a))

  Plan category                  (a)                             (b)                           (c)
Equity
compensation plans
approved by
security holders               384,789                         $1.054                        3,115,211
Equity
compensation plans
not approved by
security holders             1,029,402 (1)                     $1.310                                0
                      -------------------------                                      ------------------------
       Total                 1,414,191                                                       3,115,211

(1) Does not include options to purchase 300,840 shares of InkSure Delaware common stock which we believe was not validly issued.

         We have authorized the issuance of equity securities under the compensation plans described below without the approval of stockholders. No additional options, warrants or rights are available for issuance under any of these plans, except for additional shares which may become purchasable under warrants with anti-dilution protection as noted below. We have agreed to register for resale the common stock underlying the warrants issued to Commonwealth Associates described below.


* Commonwealth Associates, L.P. warrants, dated July 5, 2002, July 31, 2002 and September 6, 2002: warrants to purchase shares of InkSure Delaware common stock in connection with Commonwealth's role as placement agent in a private placement of InkSure Delaware's securities. The warrants were to purchase an aggregate of 550,933 shares of InkSure Delaware common stock at an exercise price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, these warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock.


* Elie Housman option, dated February 6, 2002: options to purchase shares 478,469 shares of InkSure Delaware common stock at an exercise price of $0.966 per share, with an expiration date of February 6, 2009. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, these options to purchase shares of InkSure Delaware common stock were converted into options to purchase shares of our common stock.

Equity Transactions

         We consummated the following equity transactions, each exempt from the registration requirements under Section 4(2) and Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder:

* During 2001, InkSure Delaware issued 709,066 shares of its common stock for a purchase price of: (i) $7,000 in cash; (ii) 10% of the then-outstanding shares of InkSure Inc.; and (iii) 20% of the then-outstanding shares of InkSure RF Inc. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

* In January 2002, InkSure Delaware issued 356,630 shares of its common stock, for a purchase price of $250,000 in cash. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

* In February 2002, InkSure Delaware issued 142,653 shares of its common stock for a purchase price of $100,000. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

Sale of Series A Convertible Preferred Stock

         On March 4, 2002, InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware, entered into a Stock Purchase Agreement with Supercom Ltd. and El-Ad Ink LLC. Pursuant to the Stock Purchase Agreement, Supercom Ltd. sold 1,141,553 shares of InkSure Delaware Series A Preferred Stock which it owned to El-Ad Ink LLC and InkSure Delaware issued 171,232 shares of Series A Preferred Stock to El-Ad Ink LLC. The Series A Preferred stock had a liquidation preference of $0.876 per share and was convertible into an aggregate of 1,498,613 shares of InkSure Delaware common stock, subject to adjustment under certain circumstances. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, all of the shares of InkSure Delaware Series A Preferred Stock converted into shares of our common stock and were subsequently exchanged for shares of our common stock.

Private Placement of Units

         In 2002, InkSure Delaware received gross proceeds of $6,700,000 in three tranches, with the third tranche closing on September 6, 2002, from the private sale to investors of 67 units, with each unit consisting of 62,112 shares of InkSure Delaware common stock and a five-year warrant to purchase 21,739 shares of InkSure Delaware common stock at a price of $2.17 per share. In the aggregate this represented a sale to the investors of 4,161,505 shares of common stock and warrants to purchase 1,456,526 shares of common stock, which at the time represented approximately 43% of InkSure Delaware's outstanding common stock on a fully diluted basis. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, all of the shares of InkSure Delaware common stock issued in the private placement were exchanged for shares of our common stock and all warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. Commonwealth Associates, L.P. acted as the placement agent in such private placement.

         We agreed to prepare and file a registration statement with the Securities Exchange Commission no later than six months following the date of the closing of the merger of our wholly owned subsidiary with InkSure Delaware in order to register the InkSure Delaware common stock and the InkSure Delaware common stock underlying the warrants that were issued in the offering described above and subsequently converted into shares of our common stock and of our common stock underlying the warrants. The merger closed on October 28, 2002 and we filed the registration statement of which this prospectus is a part on April 28, 2003.

         In connection with the private placement, InkSure Delaware paid Commonwealth Associates, L.P., a registered broker-dealer, a $569,500 cash fee and issued three five-year warrants to purchase an aggregate of 550,933 shares of InkSure Delaware common stock at a price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary these warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. In December 2002, Commonwealth distributed these warrants to certain of its employees and affiliates.

Warrants

         In connection with an agreement between our wholly owned subsidiary, InkSure Inc., and Sharon Carr Associates, Ltd., under which Sharon Carr acts as a distributor of our products. Sharon Carr will receive a five-year warrant, exercisable at a price of $1.61 per share, to purchase up to an aggregate of 350,000 shares of our common stock. This warrant shall only be issued to the extent that Sharon Carr achieves certain sales targets as set forth in the agreement.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      In this section, "Management's Discussion and Analysis or Plan of Operation," references to "we," "us," "our," and "ours" refer to InkSure Technologies Inc. and its consolidated subsidiaries.

      The following discussion should be read in conjunction with, and is qualified by, the Financial Statements and the Notes thereto included in this report. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this report the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

Overview

      On October 28, 2002, a wholly owned subsidiary of Lil Marc, Inc. merged with and into InkSure Technologies, Inc., a Delaware corporation ("InkSure Delaware") and InkSure Delaware became a wholly-owned subsidiary of Lil Marc in a transaction accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Prior to the reverse merger, Lil Marc was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of InkSure Delaware controlled the merged company and the principal shareholders of InkSure Delaware became principal shareholders of the merged company. Following the closing of the reverse merger, Lil Marc changed its name to InkSure Technologies Inc. As a result of the reverse merger transaction, InkSure Delaware changed its name to IST Operating Inc. and continued as an operating entity and as our wholly owned subsidiary, and the historical financial statements of InkSure Delaware replaced those of Lil Marc.

A. RESULT OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes. The financial statements have been prepared in accordance with US Generally Accepted Accounting Principles, or GAAP.

         This discussion contains forward-looking statements that involve risks and uncertainties.

         Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Critical Accounting Policies

         Our financial statements are prepared in accordance with US GAAP. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis and which have been prepared in accordance with the historical cost convention, are set forth in Note 2 to the Consolidated Financial Statements.

         Of these significant accounting policies, certain policies may be considered critical because they are most important to the portrayal of our financial condition and results, and they require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

         Revenue recognition. Revenue from systems and products is recognized when title and risk of loss have transferred to the customer and all customer acceptance and other conditions, if any, have been satisfied, and when collection is reasonably assured. Revenue from technology transfer is recognized according to contract life. Sales to distributors do not include the right of return. In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We adopted SAB 101 during the fourth quarter of 2000. The adoption did not have an effect on our consolidated results of operations or financial position.

         Revenues in respect of sales of raw materials, parts and supplies are recognized when the following criteria are met:

         1.    Persuasive evidence of an arrangement exists;

         2.    Delivery has occurred;

         3.    The fee is fixed or determinable; and

         4.    Collectibility is probable.

         Deferred revenues include amounts received from customers for which revenues have not been recognized.

         Inventories. Inventories are stated at the lower of cost or net realizable value. Cost is determined by calculating raw materials, work in process and finished products using the "first in, first out" method.

Three Months Ended March 31, 2003 Compared with Three Months Ended March 31,
2002

         Revenue. Revenue consists of gross sales of products less discounts and refunds and costs associated with technology transfer. We are currently concentrating on entering and implementing large-scale projects. These potential contracts are subject to a long sales cycle and the timetable for entering and implementing such projects fluctuates. This affected our results for the three months ended March 31, 2003, during which we had no revenue, compared to $1,059,000 in the three months ended March 31, 2002. Revenue in the three months ended March 31, 2002 consisted primarily of the first shipments and implementation of the transportation project in Turkey. Revenues from this agreement were $569,000 for the three months ended March 31, 2002.

         Revenues from the agreement with Westvaco Brand Security was $ 382,000 for the three months ended March 31, 2002. The new agreement with Westvaco expired on December 31, 2002, and Westvaco is currently not one of our customers.

         Cost of Revenue. Our cost of revenue consists of materials, sub-contractors and compensation costs. We had no cost of revenue in the three months ended March 31, 2003, compared to $186,000 in the three months ended March 31, 2002. Cost of revenue in the three months ended March 31, 2002 was in connection with the initiation of our transportation project in Turkey.

         Research and Development Expenses. Research and development expenses consist primarily of compensation costs attributable to employees engaged in ongoing research and development activities, development-related raw materials and sub-contractors, and other related costs. Research and development expenses increased by $130,000, or 81%, to $290,000 in the three months ended March 31, 2003 from $160,000 in the three months ended March 31, 2002.

         Selling and Marketing Expenses. Selling and marketing expenses consist primarily of costs relating to compensation attributable to employees engaged in sales and marketing activities, promotion, advertising, trade shows and exhibitions, sales support, travel, commissions and related expenses. Selling and marketing expenses increased by $8,000, or 2%, to $378,000 in the three months ended March 31, 2003 from $370,000 in the three months ended March 31, 2002. We believe that the significant investment in pre-sales and marketing activities will contribute to our short-term and long-term sales levels.

         General and Administrative Expenses. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, insurance, legal, accounting and administrative costs. General and administrative expenses increased by $51,000, or 42%, to $173,000 in the three months ended March 31, 2003 from $122,000 in the three months ended March 31, 2002. This increase was primarily a result of the merger and the higher insurance, legal and accounting costs related to our being a public company.

         Financial Income, Net. Financial income, net increased by $23,000, to $22,000 in the three months ended March 31, 2003 from $(1,000) in the three months ended March 31, 2002. This increase was due to the interest earned on our short-term deposits of funds raised in the $6,700,000 private placement we closed in September 2002.

         Net loss from Continued Operations. We had a net loss of $819,000 in the three months ended March 31, 2003, compared with a net income of $220,000 in the three months ended March 31, 2002. The increase in net loss in the three months ended March 31, 2003 in comparison with the three months ended March 31, 2002 is attributable to the various influences described above, which resulted in us having no revenue in the three months ended March 31, 2003. We do not expect to have significant revenues for the quarter ending June 30, 2003.


Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

      Sales. Sales consist of gross sales of products less discounts and refunds, technology transfer and minimum application fees. Sales increased by $923,000, or 52%, to $2,693,000 in 2002 from $1,770,000 in 2001. This increase in total sales was primarily due to the implementation and the shipments under the transportation project in Turkey. Revenues from this agreement were $2,000,000 for the fiscal year ended December 31, 2002.

      Revenues from the agreement with Westvaco Brand Security were $580,000 for the fiscal year ended December 31, 2002 compared to $1,667,000 for the fiscal year ended December 31, 2001. The decreased revenue under this agreement in 2002 was a result of the new agreement that was signed at the beginning of the 2002 fiscal year. The new agreement with Westvaco expired at the end of the 2002 fiscal year and Westvaco is currently not one of our customers.

      Cost of Sales. Cost of sales consists of materials, sub-contractors and compensation costs. Cost of sales increased by $359,000, or 735%, to $402,000 in 2002 from $43,000 in 2001. Cost of sales as a percentage of sales was 15% in 2002, compared with 2.4% in 2001. The low cost of sales in 2001 is mainly due to the fact that sales were based on technology transfer and minimum application fees rather than manufactured products.

      Research and Development Expenses. Research and development expenses consist primarily of compensation costs attributable to employees engaged in ongoing research and development activities, development-related raw materials and sub-contractors, and other related costs. Research and development expenses decreased by $65,000, or 7%, to $809,000 in 2002 from $874,000 in 2001. This decrease was primarily a result of the exchange rate between the U.S. Dollar and the Israeli Shekel during 2002. We maintain our R&D center in Israel, so most of our expenses are based on the Israeli Shekel.

      Sales and Marketing Expenses. Sales and marketing expenses consist primarily of costs relating to compensation attributable to employees engaged in sales and marketing activities, promotion, advertising, trade shows and exhibitions, sales support, travel, commissions and related expenses. Sales and marketing expenses increased by $890,000, or 118%, to $1,641,000 in 2002 from $751,000 in 2001. This increase was primarily a result of the international expansion of our sales and marketing activities in 2002. The result of this activity is a 52% increase in our sales in 2002 compared to our sales in 2001. We believe that the significant investment in pre-sales and marketing activities will contribute to our short-term and long-term sales levels.

      General and Administrative Expenses. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, office maintenance, insurance, legal, accounting and administrative costs. General and administrative expenses decreased by $85,000, or 15%, to $488,000 in 2002 from $573,000 in 2001. General and administrative expenses increased in the fourth quarter of 2002 due to the merger, primarily in connection with accounting expenses and costs associated with our acquisition of directors' and officers' insurance. We succeeded in decreasing our general and administrative expenses during 2002 despite the increase in the fourth quarter due to the efficiency of our new management.

      Financial Income, Net. Financial income, net decreased by $45,000, or 63%, to $26,000 in 2002 from $71,000 in 2001. This decrease was due to the exchange rate between the U.S. Dollar and the Israeli Shekel. InkSure Ltd. received a loan from InkSure Delaware's former parent company, Supercom Ltd., which was linked to the Israeli Consumer Price Index and had an interest rate of 4%. In 2001, we recognized translation gain from this loan due to the rise in the U.S. Dollar. At the beginning of 2002, the loan was converted into a contribution to our capital.

      Net loss from Continued Operations. We had a net loss of $621,000 in 2002, compared with a net loss of $400,000 in 2001, which is an increase of $221,000, or 55%. The increase in net loss in 2002 in comparison with 2001 is attributable to the various influences described above, primarily to increases in sales and marketing expenses. We believe that the investment in sales and marketing will contribute to our short-term and long-term sales levels.

B. LIQUIDITY AND CAPITAL RESOURCES

         We have incurred substantial losses since our inception in May 2000. We had an accumulated deficit of approximately $5,567,000 at March 31, 2003, and had a working capital (current assets less current liabilities) of approximately $3,670,000 at March 31, 2003.

         Capital expenditures were approximately $14,000 in the three months ended March 31, 2003 and $2,000 in the three months ended March 31, 2002. We do not have any material commitments for capital expenditures for the year ending December 31, 2003. However certain projects which are in the discussion stage could entail material capital expenditures if the projects become active.

         At March 31, 2003, we had cash, cash equivalents and short-term deposits of approximately $3,760,000 ($66,000 in 2002); $0 short-term bank credit ($226,000 in 2002) and a $0 in principal and interest outstanding under a long-term loan from a former related party ($200,000 in 2002). The differences from March 31, 2003 to March 31, 2002 in the three amounts stated above are due to amounts raised in the InkSure Delaware offering, the paying off of all short-term bank credit following the InkSure Delaware offering and the related party's cancellation of the loan following our payment of $200,000 to such related party, respectively.

         We generated negative cash flow from operating activities of approximately $522,000 in the three months ended March 31, 2003 compared to positive cash flow of $69,000 in the three months ended March 31, 2002 due principally to the decrease in revenues.

         We believe that cash generated from operations and cash from the private placement that closed in September 2002 will provide sufficient cash resources to finance our operations and projected expansion of our marketing and research development activities for the next 18 months, even if no significant revenues are generated over that period. However, if we enter a project which requires material upfront expenditures or if we grow more rapidly than currently anticipated, it is possible that we would require more funds than presently anticipated.

C. RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES

         We believe that our future success will depend upon our ability to enhance our existing products and systems and introduce new commercially viable products and systems addressing the demands of the evolving markets for brand and document protection. As part of the product development process, we work closely with current and potential customers, distribution channels and leaders in certain industry segments to identify market needs and define appropriate product specifications. Our employees also participate in industry forums in order to stay informed about the latest industry developments.

         Our research and development expenses were approximately $290,000 in the three months ended March 31, 2003, compared to $160,000 in the three months ended March 31, 2002. To date, all research and development expenses have been charged to operating expense as incurred.

          We currently hold six pending patents on our technologies.

D. CONTRACTUAL OBLIGATIONS AND COMMITMENTS

         Our contractual obligations and commitments at March 31, 2003 principally include obligations associated with our future-operating lease obligations. Our total future obligation is $274,000 until 2008. We expect to finance these contractual commitments from cash on hand and cash generated from operations.

                                    BUSINESS

Reorganization

         On October 28, 2002, a wholly owned subsidiary of Lil Marc, Inc. merged with and into InkSure Technologies, Inc., a Delaware corporation ("InkSure Delaware") and InkSure Delaware became a wholly-owned subsidiary of Lil Marc in a transaction accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Prior to the reverse merger, Lil Marc was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of InkSure Delaware controlled the merged company and the principal shareholders of InkSure Delaware became principal shareholders of the merged company. Following the closing of the reverse merger, Lil Marc changed its name to InkSure Technologies Inc. As a result of the reverse merger transaction, InkSure Delaware changed its name to IST Operating Inc. and continued as an operating entity and as our wholly owned subsidiary, and the historical financial statements of InkSure Delaware replaced those of Lil Marc.

General

         We develop, market and sell customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. In this context, "counterfeit items" are imitation items that are offered as genuine with the intent to deceive or defraud. "Diversion" (also termed "parallel trading" or "gray market commerce") is the selling of goods (often genuine goods) in a geographic market where both wholesale and retail prices are high while falsely purchasing them for another market where wholesale prices are lower, thus taking advantage of the price difference between the two markets. We operate within the "authentication industry," an industry that includes a variety of firms providing technologies and services designed to prevent the counterfeiting and diversion of valuable documents and products. The United Kingdom's Counterfeit Intelligence Bureau estimates that losses by companies and governments from counterfeiting and diversion range from $300 billion to as high as $1 trillion annually. Security Solution Consultancy reported in 1999 that their research had revealed a market of approximately $25 billion for document and product protection - a mere 5% to 6% of the total estimated losses due to counterfeiting.

         Our products are based on two principal technologies - customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels), and a sophisticated "full-spectrum" reader that uses proprietary software to quickly analyze marks printed with our specialty inks. Our security solutions are considered to be covert because our specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully personalized data on documents, products, product labels, packaging, and designs.

         Our ink-based products provide a customized solution by creating a unique chemical code for each product line or document batch that can only be authenticated by our reader. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency ("RF") technology being developed by us. We are also seeking protection under the Patent Cooperation Treaty. See "Business -- Patents and Proprietary Technology."

         We are currently working on the development of next-generation RF technology that is being designed to enable low-cost tagging of items. This RF technology is being designed to permit "no line of sight" identification and will be suitable for a variety of applications, including authentication, supply chain management and traceability, proof of ownership, and data carrying transactions. If successfully developed, we believe that such technology could eventually replace the familiar barcode technology and other electronic article surveillance solutions currently available. See "Business -- Research and Development" and "Business -- Products."

         Our security products and business strategy have enabled us to grow from $1,770,000 in revenues in 2001 to $2,693,000 in 2002, with a sales backlog of $1,000,000 as of December 31, 2002. This backlog is related to our Turkish transportation project. The timetable for receiving revenue from this backlog is dependent on ISBAK's consumption of our inks. We expect to fill the majority of this backlog in the third quarter of 2003 and expect to fill the remainder in the fourth quarter of 2003. See "Business -- Marketing and Business Strategy."

Corporate History

         We were incorporated under the laws of the state of Nevada on April 22, 1997 under the name "Lil Marc, Inc." We were incorporated as a development stage enterprise in the baby products industry to develop, manufacture and market the "Lil Marc", a plastic toilet training device for young boys. In May 2000 Lil Marc's plan of operation became to attempt to merge or effect a business combination with a private operating entity. Pursuant to an Agreement and Plan of merger, dated as of July 5, 2002, a wholly owned subsidiary of Lil Marc, Inc., LILM Acquisition Corp., a Delaware corporation, merged with and into InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware. InkSure Delaware was the surviving corporation in the merger and became a wholly owned subsidiary of Lil Marc, Inc.

         Pursuant to the merger agreement, each share of InkSure Delaware common stock outstanding immediately prior to the effective time of the merger was converted into the right to receive one share of our common stock. The total number of issued and outstanding shares of our common stock was 11,982,166 immediately after giving effect to the merger and a reverse stock split that was consummated on October 23, 2002.

         As a result of the merger, the former stockholders of InkSure Delaware held, immediately after the merger, approximately 88.0% of the issued and outstanding shares of our common stock; the remaining 12.0% of the issued and outstanding shares of our common stock were held by the stockholders who held our common stock immediately before the merger became effective. On a fully diluted basis, the former holders of securities of InkSure Delaware held, immediately after the merger, approximately 90.5% of the shares of Lil Marc, Inc. common stock.

         Pursuant to the merger agreement, all outstanding options and warrants to purchase shares of InkSure Delaware common stock were exchanged or converted into options and warrants to purchase shares of our common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of our common stock equal to the number of whole shares of InkSure Delaware common stock subject to each such exchanged option or warrant immediately prior to the effective time of the Merger. The per share exercise price of options and warrants issued by us with respect to the exchanged options and warrants remained unchanged from the per share exercise price of the exchanged options and warrants. Upon consummation of the merger, our board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and we began to carry on InkSure Delaware's business activities.

         On October 28, 2002, we also filed an amendment of our Articles of Incorporation to, among other things, change our name from "Lil Marc, Inc." to "InkSure Technologies Inc."

         Effective on October 30, 2002, the OTC Bulletin Board stock symbol for our common stock was changed from "LILM" to "INKS."

         We conduct our operations with and through our direct and indirect subsidiaries, InkSure Inc., a Delaware corporation formed in March 2000, IST Operating Inc., a Delaware corporation formed in May 2000 (formerly known as InkSure Technologies Inc. and referred to throughout this Prospectus as InkSure Delaware), and InkSure Ltd., which was formed in December 1995 under the laws of Israel. We also have a subsidiary, InkSure RF Inc., a Delaware corporation formed in March 2000, which does not currently conduct any operations.

         Upon achieving stockholder approval to do so at our annual meeting of shareholders scheduled on July 3, 2003, we intend to reincorporate as a Delaware corporation.

Market Opportunity

         In general, brand owners that are victims of counterfeiting do not publicize their losses, nor do they publish their expenditures related to controlling the problem. In a survey conducted by the International Anti Counterfeiting Coalition in the year 2000, Fortune 500 companies reported that they spend an average of between $2 - $4 million per year to combat counterfeiting and some reported spending up to $10 million.

         There are a growing number of companies, banks, organizations and other entities that recognize, acknowledge and are able to quantify or estimate the scope of their counterfeiting problem, and are willing to invest in security solutions to combat them, and are potential customers for our products and services. We believe that the number of entities willing to invest in security solutions will grow as the magnitude of the problem continues to grow.

         Once the end user has decided to implement a security plan and introduce new security features or technology, there are various criteria by which the selected technology will be measured. We believe that our products provide a high level of security and flexibility, while remaining cost-effective. See "Business -- Competition."

Traditional Authentication Technologies

         Technologies used to authenticate and protect products and documents can be divided into two general categories: overt and covert. Overt technologies are visible to the naked eye and are typically used by the consumer to identify the product or document as genuine. Holograms, intricate graphic design and color changing inks are among the most common overt security features used in both products and documents.

         Covert technologies are invisible and, historically, designed to be used by investigators, customs officials and other law enforcement agents to verify authenticity. There are numerous covert technologies currently in use in the market, including specialty substrates (e.g., papers with security fibers or magnetic threads) and in-product marking (e.g., tracers placed in fuels). However, one of the most frequently used features for product and document security is specialty ink for the obvious reason that ink is the main consumable for printing on documents, packaging and labels.

         The rapid rise in counterfeiting and diversion, however, has led to the need for increasingly sophisticated security techniques for companies and organizations to mark and protect high-value products and documents. Accordingly, the market for countermeasures to counterfeiting and diversion is characterized by a constant inflow and introduction of new authentication techniques as a result of rapid technological progress. Complex new technologies that are difficult for counterfeiters to circumvent are in demand.

         Typically, currency and high value documents incorporate more than one security feature (high denominations of United States currency have up to 20 security features). Brand owners are increasingly adopting this same strategy and are using several security features simultaneously to make reproducing the document or packaging increasingly difficult and costly for the counterfeiter. In addition, layered security features provide continued protection for products in the market even if one of the features is compromised.

InkSure Solutions

      We believe that our authentication technology can be distinguished from other authentication solutions, such as visible and invisible ultra-violet marks, fluorescent inks, watermarks and fibers, optically variable inks, and holograms, currently offered by our competitors because our solutions offer a high level of security and flexibility while remaining cost-effective. Due to the nature of our technology, which is based upon multi-disciplinary technologies, including chemistry, printing, electro-optics and software, the solution is customized for each customer without significant additional costs to the customer or us.

           High Level of Security. Each security ink manufactured by us has a unique "signature" that is comprised of a variety of factors, including the amounts and the unique properties of the chemicals included in the ink, the type of ink, the ink color, the printing method and the substrate. Since the reader utilized by our solution reads a "full-spectrum" rather than sampling a specific point or points in a signature, a counterfeit item would have to replicate an entire unique signature - i.e., every variable upon which the signature depends - rather than merely replicating certain portions of the signature. In addition, because a coded ink's unique signature is comprised of various factors, with numerous possible permutations thereof, our inks are extremely difficult to reverse engineer. We believe that holograms, color changing inks and other more common overt security features are more easily replicated than our products. In addition, to thwart any counterfeiting attempts that successfully replicated a unique signature, we could alter any of the variables of which a signature is comprised and create an entirely new unique signature without significant expense.

           Flexibility. Our solution is highly flexible, applicable to almost every standard ink or toner used by standard printing devices. In addition, we believe that our specialty inks are suitable for printing on any type of surface or substrate for which digital and impact printing is suitable. Our readers are available either as hand-held devices designed for quick and accurate field inspection, or as a technology that can be integrated in existing terminals and readers (e.g., ATMs, MICR readers and access control systems) to allow automated identification and verification in mass quantities. According to the client's security needs, several different coded inks can be incorporated in a single product or document and the corresponding reader can be programmed to authenticate and verify each of the different codes - and indicate which code was verified.

           Cost Effective. Our technology provides a cost-effective solution to prevent counterfeiting and diversion because of our positive cost-performance ratio. In addition, because our readers are designed to detect even trace amounts of the specific chemical markers, our solutions provide a relatively high level of security, including through the use of chemicals, such as tagging agents, at reasonable incremental costs to our customers. For example, our technology was sufficiently cost-effective to be chosen for deployment in the City of Istanbul's bus system, where the average ticket price is approximately $0.50. After deployment of our solutions through an initial investment of approximately $2,000,000, the Istanbul Electric, Tunnel and Tramway Enterprise Administration, which operates the City of Istanbul's bus system, has seen its monthly revenue from the sale of bus tickets increase by approximately $750,000 per month. We believe this increase is due largely to the ability of our technology to prevent counterfeiting of tickets for this bus system.

Marketing and Business Strategy

         Our business strategy utilizes a "razor / razor blade" approach with respect to the sale of our readers and inks. We regard the selling of our proprietary readers as infrastructure similar to a hand held razor, while our specialty inks may be considered analogous to the blades of a razor that represent continuing sales. The potential anti-counterfeit market segments for our products can generally be divided into two major groups: documents (e.g., bank notes, checks, transportation and event tickets, pre-paid telephone cards, identification cards, and passports) and brand products (e.g., pharmaceuticals, software, automotive, toys, and apparel). We have entered into strategic relationships with industry leaders such as Qwinstar Corporation, Sun Chemicals Group B.V. and Sharon Carr Associates Ltd. to leverage the development, distribution and co-marketing of their security products.

         We believe that the most receptive market segment for our authentication applications - the middle and high-end of the security market - includes customers who have experienced significant problems with counterfeiting and have been unable to reduce or eliminate the effects of counterfeiting through the authentication solutions that are more easily circumvented than our solutions. In addition, we have targeted customers that need a covert security feature that is extremely difficult to reverse engineer.

         More specifically, we have identified and targeted the following market segments:

         o Packaging. We believe our product may facilitate brand protection through use in 1st level (on the product), 2nd level (on the packaging) and 3rd level packaging (through the use of labels, stickers, etc.). We believe our products are suitable for a number of industries, including consumer goods (e.g., apparel, cosmetics, fragrances, software, tobacco), pharmaceuticals, and industries that rely upon component parts (e.g., automotive, computer hardware).

         o Games and Entertainment. Tickets and wrist bands for major sporting events and entertainment venues can be printed using our coded inks and authenticated at the entrance using either hand-held or stationary readers. Similarly, lottery tickets and gaming chips are subject to counterfeiting. Lottery tickets and gaming chips may be authenticated at the time of submission for payment.

         o Transportation. Both national and local transportation authorities issue travel passes, season tickets and single-use tickets, all of which are subject to counterfeiting.

         o Financial Documents. Historically, checks and other financial documents have incorporated security features in the substrate or the pre-printed form, all in an effort to protect the fixed and variable data imprinted on the document. With our technology, both fixed and variable data can now be protected directly.

         o Government Identity Documents. We believe that our ability to mark toners, inkjet ink and thermal transfer ribbons and therefore provide authentication capabilities to the variable data on government identity documents such as passports, visas, drivers licenses, ID cards, birth certificates, and motor vehicle registrations is unique. We view these market segments as requiring a long-term marketing and selling process given the typical government bid process and cycles for initiating new features, as well as government cost constraints.

         o Retail Vouchers and Gift Certificates. Retail establishments currently use printed vouchers and gift certificates for increased sales. Certificates of Authenticity, which are printed documents that accompany a wide variety of retail goods ranging from software products to luxury goods are also an area of opportunity.

         o Tax Stamps. Government issued tax stamps for a variety of taxed items such as tobacco, wine, alcohol and export tax stamps offer opportunities for our authentication technology.

         We have focused the bulk of our initial efforts on market segments where we have already achieved market penetration in actual sales and where we believe sales potential is highest - packaging, financial documents, entertainment (i.e., ticketing) and transportation. As a result of this focused strategy, we have increased awareness of our products in these segments, established a presence in targeted markets throughout the world, and formed strategic alliances with companies that provide access to specific markets, including the alliance we formed in June of 2003 with Sun Chemical Group B.V., the worlds' largest manufacturer of printing inks. See "Business -- Sales and Marketing."

Sales and Marketing

         Initially, we relied solely on intermediaries to market and distribute our products and services. However, we currently sell our products and services through a combination of our own sales personnel, strategic alliances and licenses with intermediaries. To date, we have established key strategic alliances or valuable relationships with end-users in the following market segments:

           Packaging. One key alliance was with Westvaco Brand Security, a subsidiary of Westvaco Corporation. Pursuant to an agreement between our wholly owned subsidiary, InkSure Inc., and Westvaco Brand Security, Westvaco Brand Security had the exclusive, worldwide right to use our technology in primary and secondary packaging and a nonexclusive right to use our technology for other packaging products, subject to quarterly payments of $62,500 plus additional royalties based on the number of products produced under the agreement. The agreement expired on December 31, 2002, and Westvaco Corporation has subsequently ceased the operations of Westvaco Brand Security. Revenues from this agreement were $580,000 for the fiscal year ended December 31, 2002.

           Financial Documents. We have also entered into an alliance with Qwinstar Corporation. Pursuant to an agreement dated December 28, 2001, between InkSure Inc. and Qwinstar, we intend to market Qwinstar's "detection devices" with our specialty inks, to be used in combination to determine the authenticity of checks (i.e., counterfeit check detection). Under this agreement, Qwinstar will have the exclusive right to market this combination of products in the United States and the United Kingdom and we will have the exclusive right to market outside those areas. After recoupment of costs, revenue from this venture will be shared among the parties equally. Revenues from this agreement were $65,000 for the fiscal year ended December 31, 2002.

           Ticketing. We have also entered into an alliance with ISBAK A.S. (Istanbul Belediyeler Bakim Ulasim San Ve Tic. A.S.), a corporation incorporated under the laws of Turkey, and MTM Guvenlik ve Holografik Kart Sistemleri A.S., a corporation incorporated under the laws of Turkey. Pursuant to this agreement dated July 2001, MTM Guvenlik and we will provide certain products and services to ISBAK, which is creating a secured ticketing system for public transportation in the City of Istanbul and providing ticket readers for public buses in the City of Istanbul. During the fiscal year ended December 31, 2002, ISBAK purchased a quantity of ink sufficient to produce at least 200 million tickets and 2,700 readers. The term of the agreement is three years. Revenues from this agreement were $2,000,000 for the fiscal year ended December 31, 2002, representing approximately 74% of our revenues for that year.

         We have also entered into an agreement with Sharon Carr Associates Ltd., a consulting firm formed in 1994 that works with brand owners to reduce counterfeiting and diversion through the use of customized security systems. Pursuant to this agreement between InkSure Inc. and Sharon Carr, among other things, Sharon Carr will have the exclusive right to market specific products of ours to certain brand owners with whom Sharon Carr currently has relationships and Sharon Carr will offer us an opportunity to work with other customers seeking any similar or competing authentication technology. In addition to other commissions provided for under the agreement, Sharon Carr will receive a five-year warrant, exercisable at a price of $1.61 per share, to purchase up to an aggregate of 350,000 shares of our common stock. This warrant shall only be issued to the extent that Sharon Carr achieves certain sales targets set as forth in the agreement.

         On June 9, 2003 we entered into a strategic marketing alliance with Sun Chemical Group B.V., the world's largest manufacturer of printing inks. Under such alliance, Sun Chemical will work with us to offer machine-readable ink-based brand and document authentication solutions under the SunSureTM brand name.

         Although we intend to continue marketing our products and services through licensees and strategic alliances, we believe that expanding our customer base through our direct sales personnel and maintaining a direct relationship with the end user are necessary elements to achieving deep market penetration.

Products

         We have created "Solution Packages" designed to meet various market needs. These packages rely primarily on our core technology, best described as "line of sight authentication" (i.e. electro-optical detection and analysis of organic and inorganic materials). The micro-processing unit within the readers uses a proprietary algorithm to authenticate genuine codes, as well as differentiate between various codes.

         We have designed several generic readers that provide different levels of security for the various target applications. For specific projects, due to the flexibility upon which the technology is built, we customize the generic readers to fit customer needs according to size and speed. Our current line of products, which support our customizable solutions, include the following:

         o The RDA2000 - a handheld detection pen used as a first level authentication tool.

         o The DA2000 - a handheld reader for quick and accurate field use, offering a sophisticated authentication mechanism.

         o The DA1000 - a lower-cost version of the DA2000, offered at lower price points, currently being used in a kit format for automatic inspection in Access Control and transportation applications.

         o The SDA2000FD - a desktop automatic reader that is part of an authentication station (including an application conform software) designed by us and used for banking applications.

         o QwinSure - kit type authentication device integrated within high speed check sorters for banking applications.

         o HoloSure - Multi-layered security, comprised of an overt hologram (supplied by a hologram manufacturer via sub-contracting) that is marked with our security markers that can be authenticated by either the DA2000 or DA1000 readers.

         o We anticipate that we will release several new products and new generations of our existing products in 2003. One new product will be a new reader, which will be a more cost-effective and "user-friendly" version of our current reader. In addition, we anticipate the release of "TicketSure", a product that will include new technology designed for the ticket authentication industry; including authentication technology for multi-use tickets such as weekly, monthly or annual passes, or passes for a fixed number of rides on mass transportation.

         We plan to develop products that permit high volume tagging and authentication without requiring a line of sight. See "Business -- Research and Development."

Competition

         We are aware of other technologies, both covert and overt surface marking techniques, requiring decoding implements or analytical methods to reveal relevant information. These technologies are offered by other companies for the same anti-counterfeiting and anti-diversion purposes that we market our products. Our competitors, many of whom have greater financial resources than us, include:

         o Technology providers, that typically offer a specific range of security solutions.

         o Security printers, which are generally well-established companies whose core business is printing. Security printing tends to be segregated from the bulk of the printing industry, implementing fundamentally the same technologies as those generally used by the printing industry but with specific 'twists' that are more complex, difficult to access or expensive to use.

         o Systems Integrators, which have often evolved from other sectors in the printing industry, mainly security print manufacturers, technology providers or packaging and label manufacturers. These companies offer a wide range of security solutions, enabling them to offer a complete suite tailored to the customer's specific needs.

         o Security consultancy groups, which offer a range of technologies from several technology providers and tailor a specific solution to end-customers, based on a preliminary process involving risk analysis and characterization of a comprehensive organizational security program.

         Competition in our markets is based upon price, service, quality, reliability and the ability to offer secure transaction products and services with the flexibility to meet a customer's particular needs. We believe our technology provides a unique and cost-effective solution that has certain common competitive advantages over other technologies. However, even technologies that are not as secure or reliable as our products may be competitive if they are marketed effectively and may also compete on the basis of other criteria, such as price. We believe that prospective customers typically consider the following criteria when choosing a security technology:

         o Level of security (e.g., multi-layer or single layer solution, covert, overt).

         o Ability to support or be integrated with existing production, logistical processes and equipment.

         o        Ease of utilization/verification.

         o Ability to extend the use for various organizational uses (e.g., alteration, simulation, counterfeiting, diversion, supply chain management).

         o Safety and durability (i.e., ability to withstand environmental factors such as temperature, humidity, sunlight).

         o        Consistency and integrity of solution.

         o        Need for protection of variable vs. fixed data.

         o Flexibility of code location (e.g., location on package, on product, on different substrates). o In the case of overt features, attractiveness to consumer (i.e., added marketing value).

         o Conclusiveness (i.e., can the technology provide conclusive evidence of counterfeiting).

         Strong competitive pricing pressures exist, particularly with respect to products whose customers seek to obtain volume discounts and economies of scale. In addition, alternative goods or services, such as those involving electronic commerce, could replace printed documents and thereby also adversely affect demand for our products.

Research and Development

         The technology and know-how upon which our products are based are subject to continued development of materials and processes to meet the demands of new applications and increased competition. We conduct most of our research and development activities at our facility in Rehovot, Israel. We believe our future success depends upon our ability to identify the requirements for future products and product enhancements, and to define, implement and successfully develop the technologies, including, without limitation, our next generation RF technology, needed to deploy those products and product enhancements.

         We pursue a process-oriented strategy in which we conduct efforts aimed at developing new or enhanced classes of products and services. As part of this strategy, we work closely with current and potential customers, distributors and other members of the industry to identify market needs and define appropriate product specifications. Our research and development expenditures totaled approximately $874,000 and $809,000 for fiscal years 2001 and 2002, respectively.

Manufacturing and Production

         The principal raw materials used by us for the manufacturing of our specialty inks include trace amounts of various chemicals and inks suitable for various printing methods. We believe that there are many sources for both these chemicals and the printing inks, which we currently purchase from major suppliers in Europe. Some of these chemicals, however, are considered rare, with prices in excess of $20,000 per pound for certain chemicals. We do not believe that we will have difficulty in continuing to procure these chemicals and printing inks given the number of suppliers, including, without limitation, suppliers located in the United States, Europe and Japan, from whom they can be procured. We currently subcontract the manufacturing of our specialty inks to various ink suppliers, who incorporate chemicals provided by us into the inks. To maintain the integrity and security of our specialty inks, we do not disclose the precise chemical ingredients to these ink suppliers.

         The principal raw materials used by us for the manufacturing of our readers include electronic components, plastics and other raw materials. We believe that these materials are in good supply and are available from multiple sources. We currently utilize subcontractors for the manufacturing of our readers.

Patents and Proprietary Technology

         Although our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, and although we will continue to seek the supplemental protection afforded by patents, we generally consider protection of our products, processes and materials to be more dependent upon proprietary knowledge, know-how and rapid assimilation of innovations than patent protection. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the RF technology being developed by us. We are also seeking protection under the Patent Cooperation Treaty.

         We require our employees, consultants and advisors to execute confidentiality agreements upon the commencement of any employment or consulting relationship with us. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by an individual will be the exclusive property of us, other than inventions unrelated to our business and developed entirely on the employee's own time. There can be no assurance, however, that these agreements will provide adequate protection or remedies for misappropriation of our trade secrets in the event of unauthorized use or disclosure of such information or that an independent third party will not develop functionally equivalent technology.

         Our patent position is uncertain and may involve complex legal and factual issues. Consequently, we do not know whether any of our patent applications will result in the issuance of any patents, or whether patents, if issued, will provide significant proprietary protection or will not be circumvented or invalidated. Since patent applications are maintained in secrecy until patents issue, and since publications of discoveries in scientific or patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or other patent offices to determine the priority of inventions, which could result in substantial cost to us.

Government Regulation

         Our scanning device and the next-generation radio frequency technology scanning equipment must comply with the regulations of the United States Federal Communications Commission (the "FCC"), which may require certification, verification or registration of the equipment with the FCC. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. In addition, the equipment must be labeled according to the FCC's rules to show compliance with these rules. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users.

Employees

         At June 20, 2003, we had 16 employees located in Israel, including eight engineers, two sales and marketing personnel, four management and administrative personnel, and two operations personnel. In addition, as of June 20, 2003, we had six employees located in the United States, one of whom is a member of our management, one of whom manages our operations in the United States, with the remaining four being sales and marketing personnel. We consider our relations with our employees to be satisfactory. We believe our future will depend in large part on our ability to attract and retain highly skilled employees.

         The employees of InkSure Ltd. are entitled to "Dmey Havra'a" as provided in a Collective Bargaining Agreement to which the General Labor Union of the Workers in Israel is a party. Dmey Havra'a is an employee benefit program whereby employees receive payments from their employer for vacation. In addition, InkSure Ltd. pays a monthly amount equal to 14.53% of the salary of each employee to an insurance policy, pension fund or combination of both, according to the request of such employee. Each employee pays a monthly amount to such insurance policy equal to 5% of such employee's salary. InkSure Ltd. pays a monthly amount up to 7.5% of each employee's salary to an educational fund in the name of such employee. Each employee pays a monthly amount to such fund equal to 2.5% of such employee's salary. Our wholly owned subsidiary, InkSure Ltd. makes cars available to some employees for their exclusive use. InkSure Ltd. pays all costs associated with these cars, whether fixed or variable, including without limitation, fuel, repairs and insurance.

Properties

         We maintain our executive offices in approximately 2,000 square feet of space in New York, NY pursuant to a lease expiring in February 2008. Monthly lease payments are approximately $3,600 per month. We maintain our research and development facilities in Rehovot, Israel. The facilities we lease in Israel are approximately 1,476 square feet. We have an option to renew this lease upon the expiration of the initial term in July 2003. Monthly lease payments are approximately $3,700 per month at the Israeli facility.

                                LEGAL PROCEEDINGS

         On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel Aviv-Jaffa against Supercom Ltd. (Inksure Delaware's former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. We recently offered a settlement amount to Secu-Systems which was rejected. We have not made any accruals in connection with this lawsuit.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

         Set forth below are the names of the persons nominated as directors, their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

         Name                      Age     Position
         ----                      ---     --------
         Elie Housman..........    66      Chairman and Director
         Yaron Meerfeld........    43      Chief Executive Officer and Director
         James Lineberger......    66      Director
         Ezra Harel............    53      Director
         T. Lee Provow.........    46      Director
         Albert Attias.........    74      Director
         David Sass............    67      Director

Elie Housman joined InkSure in February 2002 as Chairman and also serves as a director of InkSure. Mr. Housman was a Principal at Charterhouse Group International, a privately held merchant bank, from 1989 until June 2001. At Charterhouse, Mr. Housman was involved in the acquisition of a number of companies with total sales of several hundred million dollars. Prior to Charterhouse, he was co-owner of AP Parts, a $250 million automotive parts manufacturer. Mr. Housman was also the Chairman of Novo Plc. in London, a leading company in the broadcast storage and services industry. At present, Mr. Housman is a director of three public companies, deltathree, Inc., ICTS International, N.V., a prominent aviation security company and EVCI Career Colleges Incorporated. In addition, Mr. Housman serves a director for Jazz Photo, Inc., and Bartech Systems International, Inc., which are both privately held companies in the United States.

Yaron Meerfeld joined InkSure in November 2001 as Chief Executive Officer and also serves as a director of InkSure. During the prior seven years, Mr. Meerfeld developed expertise in authentication and multi-layered security systems for documents, passports, ID cards and smart cards as Managing Director of Kromotek, Inc. and as the Vice President for Sales and Marketing at SuperCom. Prior to joining SuperCom, he served as Vice President for Sales and Marketing at APPLItec Ltd, Director of International Sales and Marketing at IIS Ltd. and in senior sales positions at Eichut Microcomputers, Ltd. Mr. Meerfeld holds a B.Sc. in Economics & Business from Bar Ilan University and an M.B.A. from Tel Aviv University in Israel.

James Lineberger joined InkSure in September 2002 as a director. Since 1969 Mr. Lineberger has been the Managing Member of Lineberger & Co., LLC, a private investment company specializing in leveraged buyouts and venture capital. Prior to founding the firm and its predecessor in 1969, Mr. Lineberger was a member of the corporate finance department of Smith Barney & Co. Inc. Mr. Lineberger was a director of Sensormatic Electronics Corporation from 1969 until 2001, the leading global supplier of electronic article surveillance equipment and systems, and also served as Chairman of the Executive Committee from 1974 until 1998 and Co-Chief Executive Officer from January 1998 through July 1998. He also served as Chairman of the Board of Hilite Industries, Inc., a manufacturer of highly engineered parts for the automotive industry, from 1986 until 1999.

Ezra Harel joined InkSure in September 2002 as a director. Mr. Harel founded ICTS International, N.V., a prominent aviation security company listed on The Nasdaq Stock Market. From 1989 to 1992 he served as Chairman of the Board of Directors of Dash200+, a company involved with the conversion of Boeing 747 aircraft from passenger to cargo use. In 1993 he took ownership and control of Tuffy Associates Inc., an automotive service franchise company, which has approximately 450 locations. Mr. Ezra Harel is the Chairman of the Advisory Board of Seehafen Rostock Umschlagsgesellschaft GmbH (Port of Rostock), Germany, a company engaged in seaport activities. Mr. Harel had been the Vice Chairman of the Board of Directors of Rogosin Enterprises Inc., an affiliate of Leedan, since 1994 until 2002. He is also a real estate developer in the United States, Europe and Israel.

T. Lee Provow joined InkSure in September 2002 as a director. Mr. Provow is a limited partner at Commonwealth Associates, an investment and merchant banking firm, who currently focuses on managing Commonwealth Associates' relationships with its portfolio companies. Mr. Provow has served in this capacity since January 2002. Mr. Provow previously served as President and Chief Executive Officer of Intelispan since January 2000, until Intelispan was sold to McLeod USA, and served as a director since August 1998. From May 1998 to December 1999, Mr. Provow served as the Chief Operating Officer of Slingshot Networks LLC, a provider of digital media storage, until Slingshot Networks was purchased by Qwest Communications. From June 1995 to May 1998, Mr. Provow served as the Executive Vice President and Chief Operating Officer of GridNet International, a provider of enhanced data communications services, which Mr. Provow founded and which was purchased by MCI WorldCom in July 1997. Prior to founding GridNet, Mr. Provow spent 15 years with NCR and its successor, AT&T Global Information Services, in various domestic and international technical, marketing, product management, and strategic planning positions, including Vice President of Retail Product and Systems Marketing. Mr. Provow serves as a director of Slingshot Networks, LLC, Horizon Medical Products and Intraware.

Albert Attias joined InkSure in March 2002 as a director. Mr. Attias joined The El-Ad Group, Ltd. as President in September 1996 and currently serves as a director of The El-Ad Group, Ltd. The El-Ad Group is a member of El-Ad Ink LLC, which currently holds 1,312,785 shares of Convertible Preferred Stock. Prior to 1996, Mr. Attias was Deputy General Manager in the Mercantile Discount Bank, Ltd. in Tel Aviv for twelve years. Previously, Mr. Attias worked at Barclays Bank.

David W. Sass joined InkSure in February 2003. For the past 42 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LIP, a Director of ICTS International N.V. and an honorary trustee of Ithaca College. Mr. Sass has been a director of BarPoint.com, Inc., an online and wireless product information and shopping service provider since July 1995. Mr. Sass is also the Secretary and a director of Pioneer Commercial Funding and a director and officer of several other private companies.

Executive Officers

         The names of, and certain information regarding our executive officers who are not also directors are set forth below. Except for executive officers who have employment agreements with us, The executive officers serve at the pleasure of the Board of Directors.

         Name                          Age         Position
         ----                          ---         --------
         Eyal Bigon............        37          Chief Financial Officer,
                                                   Secretary and Treasurer

         Eyal Bigon, C.P.A., joined InkSure in January 2002 as Chief Financial Officer, Secretary and Treasurer. During the prior five years, he was the Chief Financial Officer of RiT Technologies (NASDAQ: RITT), a leading provider of integrated network management solutions for the communications market. Prior to joining RiT, Mr. Bigon held financial positions at Tadiran (a formerly public company involved in the technology sector) and IBM. Mr. Bigon has a B.A. in Accounting and Economics and an M.B.A. in Marketing and International Management from Tel-Aviv University.


                             EXECUTIVE COMPENSATION

         On October 23, 2002 as a result of a "reverse merger" transaction, a wholly owned subsidiary of Lil Marc, Inc. merged with and into InkSure Delaware pursuant to which InkSure Delaware became a wholly-owned subsidiary of Lil Marc in a transaction accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Prior to the reverse merger, Lil Marc was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of InkSure Delaware controlled the merged company and the principal shareholders of InkSure Delaware became principal shareholders of the merged company. Following the closing of the reverse merger, Lil Marc changed its name to InkSure Technologies Inc. As a result of the reverse merger transaction, InkSure Delaware continued as an operating entity, changed its name to IST Operating Inc., and remained a wholly owned subsidiary. The historical financial statements of InkSure Delaware replaced those of Lil Marc. Accordingly, the information provided in this section is presented to include compensation received by our current management during the period of time prior to the merger.

Summary Compensation Table

         The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four other most highly compensated executive officers who were employed by us at the end of December 31, 2002 (collectively, the "named executive officers") for services rendered to us in all capacities during the three fiscal years ended December 31, 2002. The table does not include summary information as to our executive officers prior to the reverse merger.


                                         Annual Compensation               Long-Term Compensation
                             --------------------------------------   -------------------------------
                                                                              Awards           Payouts
                                                                      ----------------------   -------
                                                                      Securities
 Name and                                              Other          Restricted  Underlying
 Principal                                             Annual           Stock      Options/      LTIP         All Other
 Position            Year     Salary     Bonus     Compensation(1)      Awards      SARs(#)     Payouts      Compensation
----------           ----     ------     -----     ---------------     -------    ----------    -------      ------------

Yaron Meerfeld       2002    $121,475     $0          $13,000             $0        57,000        $0             $0
Chief Executive      2001      20,500      0                0              0             0         0              0
Officer

Eyal Bigon           2002    $105,315     $0          $12,000             $0        55,000        $0             $0
Chief Financial
Officer, Secretary
and Treasurer

-----------------
      (1) Other Annual Compensation during the 2002 fiscal year consisted of a company car that was provided to each of Messrs. Meerfeld and Bigon.

Option Grants in Last Fiscal Year

         The following table sets forth information regarding each stock option granted during fiscal year 2002 to each of the named executive officers.

                                                  Individual Grants
                              -----------------------------------------------------------

                                 Number of        % of Total
                                Securities       Options/SARs     Exercise
                                Underlying        Granted to       or Base
                               Options/SARs      Employees in       Price      Expiration
                Name          Granted (#) (1)     Fiscal Year     ($/Share)       Date
          -------------       ---------------    ------------     ---------     -------

          Yaron Meerfeld     57,000 (2)              13.4%         $0.80        1/1/07
          Eyal Bigon         55,000 (3)              13.0%         $0.80        1/1/07

------------------

(1) The options were granted pursuant to our 2002 Employee, Director and Consultant Stock Option Plan (the "Plan") and were granted on January 1, 2002.

(2) These options vest and become exercisable over a one-year period with 50% vesting upon issuance and 50% vesting on the first anniversary of issuance.

(3) These options vest and become exercisable over a four-year period with 20% vesting upon issuance and 20% vesting on the anniversary of issuance for the next four years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values


         The following table provides information regarding the exercises of options by each of the named executive officers during the 2002 fiscal year. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2002 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.


                                                     Number of Securities Underlying       Value of the Unexercised
                           Shares                         Unexercised Options               In-The-Money Options
                          Acquired                      at Fiscal Year-End                at Fiscal Year-End (2)
                             on          Value       --------------------------------    ------------------------------
      Name                Exercise     Realized      Exercisable       Unexercisable        Exercisable      Unexercisable
--------------            --------     ---------     -----------       --------------        -----------      -------------
                                          (1)
                                          ---

Yaron Meerfeld               0           $0            28,500              28,500              $47,025           $47,025
Eyal Bigon                   0           $0            11,000              44,000              $18,150           $72,600

--------------------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for our common stock of $2.45, the closing sale price per share of our common stock as reported on the OTC Electronic Bulletin Board on December 31, 2002.

Compensation of Directors

         Our policy is to pay no compensation to members of the Board for attendance at Board meetings or committee meetings.

         Directors are entitled to receive options under our 2002 Employee, Director and Consultant Stock Option Plan. We did not grant any options to non-employee Directors to purchase shares of common stock during fiscal 2002.

         Mr. Housman received options to purchase 478,469 shares of common stock at an exercise price of $0.966 per share pursuant to his employment agreement with us. All of such options were not granted pursuant to our 2002 Employee, Director and Consultant Stock Option Plan. For a discussion of the options granted to Mr. Meerfeld, please see "Executive Compensation -- Option Grants in Last Fiscal Year".

Stock Option Plan

         We adopted the 2002 Employee, Director and Consultant Stock Option Plan, or the Plan, in October 2003. The purpose of the Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in us by such persons. In furtherance of this purpose, the Plan authorizes, among other things: (a) the granting of incentive or nonqualified stock options to purchase our common stock to persons selected by the administrators of the Plan from the class of all of our regular employees, including officers who are regular employees, and directors; (b) the granting of nonqualified stock options to purchase our common stock to persons selected by the administrators of the Plan from the class of our consultants and advisor; and (c) the use of already owned shares of our common stock as payment of the exercise price for options granted under the Plan.

         The Plan allows us to grant options. A total of 3,500,000 shares of common stock are reserved for issuance under the Plan. Either the stockholders or the Board may amend the Plan, provided that any amendment approved by the Board, which, as determined by the Board, is of a scope that requires stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code, as amended, or the Code, is subject to obtaining such stockholder approval. All of our employees and consultants and the members of the Board are eligible to participate in the Plan.

Material Features of the Plan

         The following briefly describes the material feature of the Plan, and is qualified, by reference to the full text of the Plan.

         1. Shares Available for Issuance. 3,500,000 shares of common stock are reserved and available for the grant of options under the Plan. Other than the Plan, we have no other plan in effect under which options and stock-based awards may be granted to employees. The number of shares available under the Plan is subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events (discussed further below). Shares available for awards under the Plan may be either authorized and unissued shares or shares held in or acquired for our treasury.

         In certain circumstances, shares subject to outstanding options may again become available for issuance pursuant to other options available under the Plan. For example, canceled, forfeited or expired options will again become available for the grant of new options under the Plan.

         In the event of a recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock, adjustments may be made to the number and kind of shares available for issuance subject to any outstanding options.

         2. Eligible Participants. Current and future employees (including officers), non-employee directors, and consultants of us and our affiliates are eligible to participate in and receive a grant or grants of options under the Plan. Individuals to whom we or any of our subsidiaries have offered employment may also be granted options, but such individuals may not receive any exercise right relating to the option until he or she has commenced employment or the providing of services.

         3. Administration. Subject to the terms and conditions of the Plan, the Board has the authority to designate which eligible individuals will receive options, to determine the type and number of options to be granted, to decide the number of shares to subject to the options, to specify the time or times at which options will be granted, exercisable or settled (including any performance conditions to be satisfied in connection therewith), and to provide any other terms, conditions or restrictions of such options. The Board also has the authority to interpret and establish rules and regulations relating to the Plan and any individual agreements entered pursuant to the Plan, and make all other determinations that may be necessary or advisable for administration of the Plan. Under the Plan, the Board may delegate its authority to administer the Plan to a committee of the Board, in which case such committee shall administrate the Plan.

         4. Non-Qualified and Incentive Stock options. The options granted under the Plan may be either designated as non-qualified stock options or incentive stock options, which are intended to meet the requirements of Section 422 of the Code such that a participant can receive potentially favorable tax treatment. The Board has discretion to determine the terms and conditions of each option granted under the Plan, including the grant date, option price, the term of each option, exercise conditions and restrictions, conditions of forfeitures, and any other terms, conditions and restrictions consistent with the terms of the Plan, all of which will be evidenced in an individual option agreement between the participant and us. Generally, the terms of an option will provide for post-employment exercise for specified period of time, determined by the Board. If not otherwise specified by the Board, the Plan provides that vested options will become immediately exercisable and remain exercisable for one year (or the remainder of their term, if shorter) upon a participant's termination due to death, disability or retirement.

         Certain limitations apply to incentive stock options. These limitations include a maximum term of ten years (five years for 10% owners of our common stock, as determined under the Code), a minimum exercise price of fair market value of a share as of the date of grant (110% of the fair market value of a share for 10% owners), and restrictions on transferability of the incentive stock option.

         Payment for shares purchased pursuant to an option under the Plan may be made in cash or (with the consent of the Board) shares through broker-assisted cashless exercise procedures.

         Generally, options granted under the Plan may not be transferred, pledged, disposed, or otherwise encumbered except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death. However, where not prohibited by the Code or other applicable law, the Board may permit transfers of options upon certain conditions.

         In addition, any shares issuable pursuant to options granted under the Plan to a participant may be offset (or reduced) by any amount the participant may owe to us.

         5. Amendment and Termination of the Plan. The Board may amend, suspend or terminate the Plan, without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. The Board may, in its discretion, submit amendments to stockholders for approval, such as an amendment to increase the number of shares authorized for issuance pursuant to options under the Plan. Under amendment provisions of the Plan, stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan or broaden eligibility. Unless terminated earlier, the Plan will terminate at such time that all shares subject to options have been issued or purchased, or ten years from the date of adoption by the Board. Because future options under the Plan will be granted in the discretion of the Board, the type, number, recipients, and other terms of such options cannot be determined at this time.

         6. Change of Control. Unless a participant's option Agreement provides otherwise, under the Plan if we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets other than a transaction to merely change the state of incorporation, the board of directors of any entity assuming the obligations of us shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the common stock then subject to such options either the consideration payable with respect to the outstanding common stock in connection with the corporate transaction or securities of any successor or acquiring entity; or (ii) provide that all options must be exercised (either to the extent then exercisable or made fully exercisable pursuant to the underlying option agreement or the discretion of the Board), within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the common stock underlying such options (either to the extent then exercisable or made fully exercisable pursuant to the underlying option agreement or the discretion of the Board), over the exercise price thereof.

Federal Income Tax Implications

         The following generally describes the federal income tax implications associated with the options granted under the Plan:

         There are three points in time when we and a participant could potentially incur federal income tax consequences: date of grant, upon exercise, and upon disposition. First, when an option is granted to a participant, the participant does not recognize any income for federal income tax purposes on the date of grant. We similarly do not have any federal income tax consequences at the date of grant. Second, depending upon the type of option, the exercise of an option may or may not result in the recognition of income for federal income tax purposes. With respect to an incentive stock option, a participant will not recognize any ordinary income upon the option's exercise (except that the alternative minimum tax may apply). However, a participant will generally recognize ordinary income upon the exercise of a non-qualified stock option. In this case, the participant will recognize income equal to the difference between the option price and the fair market value of shares purchased pursuant to the option on the date of exercise.

         Incentive stock options are subject to certain holding requirements before a participant can dispose of the shares purchased pursuant to the exercise of the option and receive capital gains treatment on any income realized from the exercise of the option. Satisfaction of the holding periods determines the tax treatment of any income realized upon exercise. If a participant disposes of shares acquired upon exercise of an incentive stock option before the end of the applicable holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the incentive stock option minus the exercise price or (ii) the amount realized upon the disposition of the shares minus the exercise price. Any excess of the fair market value on the date of such disposition over the fair market value on the date of exercise must be recognized as capital gains by the participant. If a participant disposes shares acquired upon the exercise of an incentive stock option after the applicable holding periods have expired, such disposition generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares (generally, in such case, the tax "basis" is the exercise price).

         Generally, we will be entitled to a tax deduction in an amount equal to the amount recognized as ordinary income by the participant in connection with the exercise of options. However, we are generally not entitled to a tax deduction relating to amounts that represent capital gains to a participant. Accordingly, if the participant satisfies the requisite holding period prior to disposition to receive the favorable tax treatment accorded incentive stock options, We will not be entitled to any tax deduction with respect to an incentive stock option. In the event the participant has a disqualifying disposition, we will be entitled to a tax deduction in an amount equal to the amount that the participant recognized as ordinary income.

         Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Section 162(m) of the Code, and therefore remains deductible by us. Under the Plan, options granted with an exercise price that is at least equal to 100% of fair market value of the underlying shares at the date of grant will be intended to qualify as such "performance-based" compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         On February 6, 2002, InkSure Delaware entered into a two-year employment agreement with Elie Housman. The agreement provides for an annual base salary of $75,000. Pursuant to the agreement, InkSure Delaware granted to Mr. Housman seven-year options to purchase 478,469 shares of InkSure Delaware common stock, which options are exercisable at a price per share of $0.966. The options granted to Mr. Housman were not granted pursuant to InkSure Delaware's option plan. All of such options have vested. Either party may terminate the employment agreement on ten days' prior written notice or upon the occurrence of certain events constituting cause or good reason. In the event the agreement is terminated without cause or for good reason, Mr. Housman would be entitled to a lump sum severance payment equal to Mr. Housman's annual base salary. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses, confidentiality and non-competition. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, we assumed the rights and obligations of this agreement and the options to purchase shares of InkSure Delaware common stock were converted into options to purchase shares of our common stock.

         On February 10, 2003, we entered into an employment agreement with Yaron Meerfeld, our Chief Executive Officer. The agreement provides for an annual base salary of $108,000 plus customary payments that are made to employees in Israel and the use of a company automobile. Mr. Meerfeld may terminate the employment agreement on 180 days' prior written notice and we may terminate the employment agreement on 270 days' prior written notice, provided that we may terminate the agreement without prior notice upon the occurrence of certain events constituting justifiable cause. The employment agreement also contains customary provisions with respect to benefits, reimbursement of expenses and confidentiality.

         On February 10, 2003, we entered into an employment agreement with Eyal Bigon, our Chief Financial Officer, Secretary and Treasurer. The agreement provides for an annual base salary of $90,000 plus customary payments that are made to employees in Israel and the use of a company automobile. Mr. Bigon may terminate the agreement on 180 days' prior written notice and we may terminate the agreement on 270 days' prior written notice, provided that the we may terminate the agreement without prior notice upon the occurrence of certain events constituting justifiable cause. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses and confidentiality.

         The outstanding option agreements issued under our option plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of June 23, 2003 concerning the beneficial ownership of the common stock by each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each current member of the Board of Directors, each of the named executive officers, and all directors and current executive officers as a group.

                                                   Shares Beneficially Owned (1)
                                                   -----------------------------

Name and Address**                                    Number           Percent
------------------                                    ------           -------

Michael S. Falk (2)(3)                                800,624            6.6%

El-Ad Ink LLC (4)(6)                                 1,312,785          11.0%

ICTS International, N.V. (5)(7)                      4,193,852          34.7%

Albert Attias (6)(4)                                 1,320,118          11.0%

Ezra Harel (7)(5)                                    4,201,185          34.8%

Yaron Meerfeld (8)                                    483,770            4.0%

Elie Housman (9)                                      621,122            5.0%

Eyal Bigon (10)                                       30,333              *

James Lineberger (11)                                 678,141            5.6%

T. Lee Provow (12)                                    94,747              *

David Sass (13)                                        7,333              *

Robert Priddy (14)(2)                                 607,593            5.0%

All directors and current executive
  officers (15) as a group (8 persons)............   7,436,749          57.5%

--------------------
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

 ** Except as otherwise indicated, the address of each beneficial owner is c/o InkSure Technologies Inc., 32 Broadway, Suite 1314, New York, NY 10004.

(1) The number of shares of common stock issued and outstanding on June 23, 2003 was 11,982,166. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at June 23, 2003, plus shares of common stock subject to options held by such person at June 23, 2003 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)      The address of this beneficial owner is 830 Third Avenue, New York, NY
         10022.

(3) Includes 116,019 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(4) This information is based solely on a Schedule 13D filed by El-Ad Ink LLC with the Securities and Exchange Commission on November 13, 2002, which reported ownership as of October 28, 2002. El-Ad Ink LLC's address is c/o El-Ad Group Ltd., Parker Plaza, 400 Kelby Street, Fort Lee, NJ 07204.

(5) Includes 86,957 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof. This information is based solely on a Schedule 13D filed by ICTS International, N.V. with the Securities and Exchange Commission on November 19, 2002, which reported ownership as of October 28, 2002. ICTS International, N.V.'s address is One Rockefeller Plaza, Suite 2412, New York, NY 10020.

(6) Includes 7,333 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof. Mr. Attias is a director of The El-Ad Group, Ltd., which is a member of El-Ad Ink LLC, which owns 1,312,785 shares of common stock. Mr. Attias may be deemed to beneficially own the shares owned by El-Ad Ink LLC.

(7) Includes 86,957 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof and 7,333 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof. Mr. Harel directly and indirectly owns a majority of the outstanding shares of ICTS International, N.V. Mr. Harel does not disclaim beneficial ownership of the securities owned by ICTS International, N.V.

(8) Includes 57,000 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof.

(9) Includes 478,469 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof.

(10) Includes 30,333 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof.

(11) Includes 173,912 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof and 7,333 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof. L & Co., LLC holds 65,217 warrants and 186,336 shares of common stock. Mr. Lineberger is the Managing Member of Lineberger & Co., LLC. Lineberger & Co., LLC is the Manager of L & Co., LLC. Mr. Lineberger has no direct ownership in such securities. The Irrevocable Trust of James E. Lineberger u/a 12/17/98 holds 108,695 warrants and 310,560 shares of common stock. Mr. Lineberger does not have voting or dispositive authority over the shares held by the trust.

(12) Includes 87,414 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof and 7,333 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof.

(13) Includes 7,333 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(14) Includes 123,934 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(15) Includes 950,750 shares of common stock underlying options and warrants which are currently exercisable or exercisable within 60 days of the date hereof.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of the common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other of our equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that five reports, covering an aggregate of five transactions, were filed late by Yaron Meerfeld (two such reports), Elie Housman, ICTS International, N.V., and El-Ad Ink, LLC.

                             SELLING SECURITYHOLDERS

         The following table sets forth the shareholders who are offering their shares for sale under this prospectus, the amount of shares owned by such shareholder prior to this offering, the amount to be offered by such shareholder and the amount to be owned by such shareholders following completion of the offering. The prior to offering figures are as of June 23, 2003. All share numbers are based on information that these shareholders supplied to us. This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

         The percentage interest of each selling securityholder is based on the beneficial ownership of that selling securityholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling securityholder (but not any other selling shareholder) when exercising warrants or other rights in the future.

                                                   Shares           Shares         Shares       Ownership
                                                Beneficially     Beneficially      Hereby     Percent Prior    Ownership
                                                Owned Before     Owned After     Offered for     to the       Percent After
            Selling Stockholder                 the Offering     the Offering       Sale        Offering      the Offering
--------------------------------------------  ----------------- --------------- --------------------------------------------
 Elie Housman (1)                                  621,122         478,469        142,653            5.0              0
 Yaron Meerfeld (2)                                483,770          57,000        426,770            4.0              0
 Galleywood Holdings Ltd.                          284,542               0        284,542            2.4              0
 Shlomo Dukler (3)                                 137,227          68,197         69,080            1.1              0
 El-Ad Ink LLC (4)                               1,312,785               0      1,312,785           11.0              0
 Eli Rozen (5)                                      71,326               0         71,326              *              0
 Avi Landman                                        71,326               0         71,326              *              0
 Yakov Hassan                                       71,326               0         71,326              *              0
 Eli Hassan                                         71,326               0         71,326              *              0
 ICTS Information Systems, N.V. (6)              4,193,852               0      4,193,852           34.7              0
 Garo A. Partoyan (7)                               20,963               0         20,963              *              0
 Daniel Och (8)                                     83,851               0         83,851              *              0
 Stephen J. Warner (9)                              41,926               0         41,926              *              0
 Scott Prince (10)                                  83,851               0         83,851              *              0
 Robert and Florence Packman (11)                   20,963               0         20,963              *              0
 Samuel R. Nussbaum (12)                            20,963               0         20,963              *              0
 William T. McCaffrey (13)                          62,888               0         62,888              *              0
 Societe Financiere Privee (14)                    209,628               0        209,628            1.7              0
 Yoav Gottesman (15)                                83,851               0         83,851              *              0
 Shea Ventures LLC (16)                            251,553               0        251,553            2.1              0
 MicroCapital Fund LP (17)                         272,516               0        272,516            2.3              0
 MicroCapital Fund Ltd. (18)                       146,739               0        146,739            1.2              0
 Kerry B. Skeen Revocable Trust (19)                41,926               0         41,926              *              0
 MCRL, Inc. (20)                                    20,963               0         20,963              *              0
 James Nealis (21)                                  62,888               0         62,888              *              0
 Harry and Mary Marren JT TEN (22)                  83,851               0         83,851              *              0
 John V. Luck (23)                                  20,963               0         20,963              *              0
 Lay Ventures L.P.  (24)                            20,963               0         20,963              *              0
 George Krauss (25)                                 83,852               0         83,852              *              0
 Jan Ickovic (26)                                   83,851               0         83,851              *              0
 Harvard Investments Inc. (27)                     226,399               0        226,399            1.9              0
 Henry Gellis (28)                                  41,926               0         41,926              *              0
 John R. Evasius (29)                               83,851               0         83,851              *              0


                                                   Shares           Shares         Shares       Ownership
                                                Beneficially     Beneficially      Hereby     Percent Prior    Ownership
                                                Owned Before     Owned After     Offered for     to the       Percent After
            Selling Stockholder                 the Offering     the Offering       Sale        Offering      the Offering
--------------------------------------------  ----------------- --------------- --------------------------------------------
 Neil and Joan Eisner (30)                          41,926               0         41,926              *              0
 Evan J. Rabinowitz (31)                            20,963               0         20,963              *              0
 Garth Koniver (32)                                 20,963               0         20,963              *              0
 Edward Jankowski (33)                              83,851               0         83,851              *              0
 Craig L. Krumwiede (34)                            25,156               0         25,156              *              0
 Carol R. Hill Spousal Trust (35)                  167,702               0        167,702              *              0
 Denis Fortin (36)                                 125,777               0        125,777            1.0              0
 AJF Family Limited Partnership (37)               146,739               0        146,739            1.2              0
 Ciabattoni Living Trust Dated 8/17/00 (38)        209,628               0        209,628            1.7              0
 ComVest Venture Partners LP (39)                  217,850               0        217,850            1.8              0
 Robert Priddy (40)                                607,953               0        607,953            5.0              0
 Howard Rosenbloom (41)                             20,963               0         20,963              *              0
 Irrevocable Trust of James E. Lineberger u/a
  12/17/98 (42)                                    419,255               0        419,255            3.5              0
 L & Co., LLC (43)                                 251,553               0        251,553            2.1              0
 RGA Irrevocable Trust (44)                        293,479               0        293,479            2.4              0
 Ronald Assaf (45)                                 293,479               0        293,479            2.4              0
 Richard Rosenblatt (46)                            15,126               0         15,126              *              0
 Glenn Emig (47)                                    83,852               0         83,852              *              0
 Lloyd Moriber (48)                                 83,851               0         83,851              *              0
 Paul D. Goldenheim (49)                            20,963               0         20,963              *              0
 William A. Rice (50)                               41,926               0         41,926              *              0
 Harold Kornblum and Edward Falcone (51)            20,963               0         20,963              *              0
 Edward Falcone (52)                                62,888               0         62,888              *              0
 Noam Gottesman and Geraldine Gottesman (53)       167,702               0        167,702            1.4              0
 Peter Zoberg and Ivan Hess, Joint Tenants in
   Common (54)                                      20,963               0         20,963              *              0
 Michael S. Falk (55)                              800,624               0        800,624            6.6              0
 Brian Frank (56)                                  110,000               0        110,000              *              0
 T. Lee Provow (57)                                 87,414           7,333         80,081              *              0
 Scott Greiper (58)                                 51,583               0         51,583              *              0
 Robert O'Sullivan (59)                             93,602               0         93,602              *              0
 Carl Kleidman (60)                                 52,815               0         52,815              *              0
 Joseph P. Wynne (61)                               41,016               0         41,016              *              0
 Aaron Katz (62)                                     9,251               0          9,251              *              0
 Joseph Pallotta (63)                                9,997               0          9,997              *              0
 Keith Rosenbloom (64)                              90,307               0         90,307              *              0
 Harold Blue (65)                                    4,916               0          4,916              *              0
 Beth Lipman (66)                                    5,387               0          5,387              *              0
 Edmund Shea (67)                                   28,204               0         28,204              *              0
 Inder Tallur (68)                                  33,138               0         33,138              *              0
 Thom Waye (69)                                        983               0            983              *              0
 Douglas Levine (70)                                11,845               0         11,845              *              0
 Commonwealth Associates Group Holdings, LLC
  (71)(77)                                          25,875               0         25,875              *              0
 Daniel Parker Living Trust (72)                     2,003               0          2,003              *              0
 Robert Tucker (73)                                 18,573               0         18,573              *              0
 Commonwealth Associates, LP (74)                      922               0            922              *              0


                                                   Shares           Shares         Shares       Ownership
                                                Beneficially     Beneficially      Hereby     Percent Prior    Ownership
                                                Owned Before     Owned After     Offered for     to the       Percent After
            Selling Stockholder                 the Offering     the Offering       Sale        Offering      the Offering
--------------------------------------------  ----------------- --------------- --------------------------------------------
 Greg Manocherian (75)                              1,316              0            1,316              *              0
 Anthony Giardina (76)                              6,250              0            6,250              *              0
 Cornelia Eldridge                                  3,126              0            3,126              *              0

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1) Mr. Housman currently is our Chairman of the Board. See Note (9) to the table of Security Ownership of Certain Beneficial Owners and Management.
(2) Mr. Meerfeld currently is our Chief Executive Officer and also serves as one of our directors. See Note (8) to the table of Security Ownership of Certain Beneficial Owners and Management.
(3) Mr. Dukler currently is our Chief Technology Officer. Includes 68,187 shares of common stock underlying options which are currently exercisable or exercisable within 60 days of the date hereof.
(4) Mr. Attias currently serves as one of our directors. See Note (6) to the table of Security Ownership of Certain Beneficial Owners and Management.
(5)      Mr. Rozen served as one of our directors until October 2002.
(6) Mr. Harel currently serves as one of our directors. See Note (7) to the table of Security Ownership of Certain Beneficial Owners and Management.
(7) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(8) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(9) Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(10) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(11) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(12) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(13) Includes 16,304 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(14) Includes 54,348 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(15) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(16) Edmund Shea is a manager of Shea Ventures, LLC. Mr. Shea is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 65,217 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(17) Includes 70,652 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(18) Includes 38,043 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(19) Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(20) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(21) Includes 16,304 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(22) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(23) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(24) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(25) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(26) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(27) Includes 58,696 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(28) Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(29) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(30) Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(31) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(32) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(33) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(34) Includes 6,522 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(35) Includes 43,478 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(36) Includes 32,609 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(37) Includes 38,043 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(38) Includes 54,348 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(39) ComVest Venture Partners LP is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 93,626 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(40) Mr. Priddy is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. See note (14) to the table of Security Ownership of Certain Beneficial Owners and Management.
(41) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(42)     James E. Lineberger currently serves as one of our directors. See Note
         (11) to the table of Security Ownership of Certain Beneficial Owners and Management.
(43)     James E. Lineberger currently serves as one of our directors. See Note
         (11) to the table of Security Ownership of Certain Beneficial Owners and Management.
(44) Ronald J. Asaaf, the trustee of RGA Irrevocable Trust has served as the CEO - U.S. Operations for InkSure Inc. since September 2002. InkSure Inc. is one of our wholly owned subsidiaries. Includes 76,087 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(45) Includes 76,087 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(46) Mr. Rosenblatt is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(47) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(48) Includes 21,739 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(49) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(50) Includes 10,870 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(51) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(52) Includes 16,304 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(53) Includes 43,478 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(54) Includes 5,435 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(55) Mr. Falk is a manager of ComVest Capital Partners LLC. See Note (3) to the table of Security Ownership of Certain Beneficial Owners and Management. ComVest Capital Partners LLC is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002.
(56) Mr. Frank is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 110,000 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(57) Mr. Provow currently serves as one of our directors. See Note (12) to the table of Security Ownership of Certain Beneficial Owners and Management. Mr. Provow is a limited partner of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002.
(58) Mr. Grieper is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 36,614 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(59) Mr. O'Sullivan is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 37,764 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(60) Mr. Kleidman was the former President of LILM Acquisition Corp., a wholly owned subsidiary of our predecessor, Lil Marc, Inc. Mr. Kleidman is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 22,859 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(61) Mr. Wynn formerly served as one of our directors and as a director and Chief Financial Officer of our predecessor, Lil Marc, Inc. Mr. Wynn is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 10,704 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(62) Mr. Katz is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 9,251 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(63) Mr. Pallotta is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 7,497 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(64) Mr. Rosenbloom formerly served as one of our directors of InkSure and as director and President of our predecessor, Lil Marc, Inc. Mr. Rosenbloom is a manager of ComVest Capital Partners LLC. ComVest Capital Partners LLC is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 7,296 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(65) Mr. Blue is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 4,916 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(66) Ms. Lipman is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 3,824 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(67) Includes 3,041 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(68) Mr. Tallur is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 2,826 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(69) Mr. Waye is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 983 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(70) Includes 957 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(71) Commonwealth Associates Group Holdings LLC is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 25,875 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.

(72) The Daniel Parker Living Trust is a limited partner of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 2,003 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(73) Mr. Tucker is an affiliate of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002. Includes 2,003 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(74) Commonwealth Associates, L.P., is a registered broker-dealer and acted as the placement agent of our private placement that was completed in September 2002. Includes 922 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(75) Includes 106 shares of common stock underlying warrants which are currently exercisable or exercisable within 60 days of the date hereof.
(76) Mr. Giardina is an employee of Commonwealth Associates, L.P., which acted as the placement agent of our private placement that was completed in September 2002.
(77) The selling securityholder purchased his, her, or its shares in the ordinary course of business and at the time of purchase of the securities to be resold, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                              PLAN OF DISTRIBUTION

         In this section of the prospectus, the term "selling securityholder" means and includes: (1) the persons identified in the tables above as the selling securityholders and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

         The common stock offered by this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling securityholders as of the date of this prospectus have advised us that at that time there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling securityholders may be effected in one or more transactions that may take place on the OTC Electronic Bulletin Board or Nasdaq or an exchange if the common stock is then traded there (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling securityholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Electronic Bulletin Board or Nasdaq or an exchange if the common stock is traded then there; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of the common stock.

         Selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with such selling securityholders. One or more selling securityholders also may sell shares short and redeliver the shares to close out such short positions. One or more selling securityholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

         The selling securityholders also may lend or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Although the common stock covered by this prospectus are not currently being underwritten, the selling securityholders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling securityholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder. Therefore, depending on the particular manner for sale, Commonwealth Associates, L.P. (as well as any other selling securityholders) may be deemed to be underwriters with respect to the shares offered for resale.

         At the time a particular offer of common stock is made by or on behalf of a selling securityholder, to the extent required under applicable rules of the SEC, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to others, and the proposed selling price to the public.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling securityholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling securityholders.

         In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by us. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling securityholders.

         We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which any of those securityholders may be required to make in respect thereof.


                          DESCRIPTION OF CAPITAL STOCK

General

         The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law. If our change of domicile to Delaware is approved by our stockholders at the annual stockholders' meeting on July 3, 2003, such description would remain accurate.

         We are authorized to issue up to 35,000,000 shares of common stock, $0.01 par value per share, of which 11,982,166 shares were issued and outstanding as of June 16, 2003. Our articles of incorporation authorizes 10,000,000 shares of "blank check" preferred stock, par value $0.01 per share, none of which are outstanding. If our change of domicile to Delaware is approved by our stockholders at the annual stockholders' meeting on July 3, 2003, such description would remain accurate.

Common Stock

         Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

         Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

         All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock

         None of the 10,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors have the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

         As of June 23, 2003, we had warrants to purchase 2,007,459 shares of common stock outstanding as follows: warrants for 1,456,526 shares of common stock exercisable at $2.17 per share; and warrants for 550,933 shares of common stock exercisable at $1.61 per share. All of such warrants contain provisions for cashless exercise.

         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment to protect against dilution in certain events such as stock splits, combinations, subdivisions and reclassifications.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On October 23, 2002 as a result of a "reverse merger" transaction, a wholly owned subsidiary of Lil Marc, Inc. merged with and into InkSure Delaware pursuant to which InkSure Delaware became a wholly owned subsidiary of Lil Marc in a transaction accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Prior to the reverse merger, Lil Marc was a non-operating public shell corporation with nominal assets. Following the reverse merger, the management of InkSure Delaware controlled the merged company and the principal shareholders of InkSure Delaware became principal shareholders of the merged company. Following the closing of the reverse merger, Lil Marc changed its name to InkSure Technologies Inc. As a result of the reverse merger transaction, InkSure Delaware changed its name to IST Operating Inc., and continued as an operating entity and as one of our wholly owned subsidiaries. The historical financial statements of InkSure Delaware replaced those of Lil Marc.

         In March 2002, management of InkSure Delaware was seeking additional equity funding in order to fully implement its business and marketing plan for the expansion of their business. Elie Housman, Chairman of InkSure Delaware, commenced discussions with Commonwealth Associates, L.P., and its affiliates, ComVest Capital Partners, LLC, our majority stockholder prior to the reverse merger, regarding a private placement and eventual reverse merger of InkSure Delaware with one of our wholly owned subsidiaries. In March 2002, Commonwealth entered into a letter of intent to act as the placement agent in connection with a private placement for InkSure Delaware. As a condition to the closing of the private placement financing, InkSure Delaware agreed that it would merge with and into one of our newly formed wholly owned subsidiaries so that InkSure Delaware would be the surviving corporation and the surviving corporation would continue the operations and business of InkSure Delaware. The exchange ratio for conversion of shares of InkSure Delaware common stock into shares of our common stock was determined by us and InkSure Delaware through such negotiations. In connection with the private placement, InkSure Delaware paid Commonwealth a $569,500 cash fee and issued a seven-year warrant to purchase 550,933 shares of InkSure Delaware common stock at a price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, this warrant to purchase shares of InkSure Delaware common stock was converted into warrants to purchase shares of our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have 11,982,166 shares of common stock outstanding. The shares to be sold by the selling securityholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (11,982,166 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

         Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

         HOW TO OBTAIN MORE INFORMATION ABOUT INKSURE TECHNOLOGIES INC.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission 's web site is http://www.sec.gov.

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by the selling securityholders. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling securityholders, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Securities and Exchange Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Consistent with section 78.7502 of the Nevada Revised Statutes, or the NRS, Article V of our By-Laws provides that we shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, without more, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         We must indemnify a director, officer, employee or agent of ours who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of us, against expenses actually and reasonably incurred by them in connection with the defense.

         We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified us.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses. Presently, we do carry such insurance. If our change of domicile to Delaware is approved by our stockholders at the annual stockholders' meeting on July 3, 2003, such description would remain accurate.

         Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered hereby will be passed upon for us by Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017.

         No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                                     EXPERTS

         Kost Forer & Gabbay a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statements in reliance on Kost Forer & Gabbay's report, given on their authority as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On October 28, 2002, we decided to dismiss Berenson & Company LLP as our independent auditor and decided to engage Kost, Forer & Gabbay, a member of Ernst and Young Global, to audit our financial statements for the 2002 fiscal year. Kost, Forer & Gabbay had been the auditors of Inksure Delaware since its incorporation, and following the consummation of the merger, our management decided to continue to use Inksure Delaware's former independent auditors.

         The dismissal of Berenson & Company LLP was effective upon completion of its work related to our unaudited financial statements that were filed in connection with our Form 10-QSB for the third fiscal quarter that we filed with the Securities and Exchange Commission on November 14, 2002.

         The reports of Berenson & Company LLP on our financial statements for the years ended December 31, 2000 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit score or accounting principles.

         During our two most recent fiscal years ended December 31, 2002, we did not consult with Kost Forer & Gabbay regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

               INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                              AND ITS SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS



                                 IN U.S. DOLLARS



                                      INDEX




                                                                                                               Page
                                                                                                           ------------
Consolidated Balance Sheets as of March 31, 2003 (Unaudited)                                                   F-2

Statements of Operations (Unaudited) for the Three Months Ended March 31, 2003 and 2002                        F-4

Consolidated Statements of Stockholders' Equity as of March 31, 2003 (Unaudited
after December 31, 2002)                                                                                       F-5

Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2003 and 2002           F-6

Notes to Consolidated Financial Statements                                                                     F-8

Report of Independent Auditors                                                                                 F-10

Consolidated Balance Sheets as of December 31, 2002                                                            F-11

Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000                     F-13

Statements of Changes in Shareholders' Equity (Deficiency) for the Years Ended December 31, 2002, 2001,
and 2000                                                                                                       F-14

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000                     F-15

Notes to Consolidated Financial Statements                                                                     F-17

CONSOLIDATED BALANCE SHEETS
March 31, 2003 (Unaudited)
U.S. dollars in thousands

                                                                      March 31,
                                                                         2003
                                                                     -----------
                                                                      Unaudited
                                                                     -----------
     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                         $      486
   Short-term deposits                                                    3,274
   Trade receivables                                                          -
   Other accounts receivable and prepaid expenses                           309
   Inventories                                                               88
                                                                     ----------

 Total current assets                                                     4,157
                                                                     ----------

 SEVERANCE PAY FUND                                                          84
                                                                     ----------

 PROPERTY AND EQUIPMENT, NET                                                350
                                                                     ----------

 OTHER ASSETS, NET                                                          400
                                                                     ----------

 Total assets                                                        $    4,991
                                                                     ==========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

U.S. dollars in thousands (except share data)


                                                                      March 31,
                                                                        2003
                                                                     -----------
                                                                      Unaudited
                                                                     -----------
     LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Trade payables                                                      $     199
   Employees and payroll accruals                                            135
   Accrued expenses and other liabilities                                    153
                                                                     -----------

 Total current liabilities                                                   487
                                                                     -----------

ACCRUED SEVERANCE PAY                                                         93
                                                                     -----------

 STOCKHOLDERS' EQUITY:
   Stock capital:
     Preferred stock of $ 0.01 par value:
       Authorized: 10,000,000 stocks at March 31, 2003 and
         December 31, 2002;
       Issued and outstanding: 0 stocks at March 31, 2003 and
         December 31, 2002
     Common stock of $ 0.01 par value -
       Authorized: 35,000,000 stocks at March 31, 2003 and
        December 31, 2002;
       Issued and outstanding: 11,982,166 stocks at
        March 31, 2003 and
       December 31, 2002                                                    119
   Additional paid-in capital                                             9,741
   Accumulated other comprehensive income                                   118
   Accumulated deficit                                                   (5,567)
                                                                     ----------

 Total stockholders' equity                                               4,411
                                                                     ----------

 Total liabilities and stockholders' equity                          $    4,991
                                                                     ==========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                                                         Three months ended
                                                                                               March 31,
                                                                                       -----------------------
                                                                                        2003           2002
                                                                                       ----------   ----------
                                                                                                Unaudited
                                                                                       ------------------------
 Revenues                                                                              $        -    $   1,059
 Cost of revenues                                                                               -          186
                                                                                       ----------    ----------

 Gross profit                                                                                   -          873
                                                                                       ----------    ----------

 Operating expenses:
   Research and development                                                                   290          160
   Selling and marketing, net                                                                 378          370
   General and administrative                                                                 173          122
                                                                                       ----------    ----------

 Total operating expenses                                                                     841          652
                                                                                       -----------   ----------

 Operating income (loss)                                                                     (841)         221
 Financial expenses (income), net                                                             (22)           1
                                                                                       ----------    ----------

 Net income (loss)                                                                           (819)         220
 Redeemable Preferred A shares deemed dividend                                                  -         (200)
                                                                                       ----------    ----------

 Net income (loss) applicable to Common stockholders                                   $     (819)   $      20
                                                                                       ==========    ==========

 Weighted average number of Common shares used in computing basic and diluted net
   loss per share                                                                       11,982,166    5,808,822
                                                                                       ===========   ==========

 Basic and diluted net income (loss) per share                                         $     (0.07)  $       -
                                                                                       ===========   ==========


The accompanying notes are an integral part of the consolidated financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
--------------------------------------------------------------------------------
U.S. dollars in thousands


                                                                                             Accumulated                   Total
                                                        Receipts   Additional   Deferred      other                    shareholders'
                                               Share   on account   paid-in      stock     comprehensive  Accumulated     equity
                                              capital   of shares   capital   compensation    income       deficit     (deficiency)
                                             --------  ---------- ----------- ------------ -------------- -----------  -------------

Balance as of January 1,2002                   $    57   $   250    $ 1,997    $   (61)        $   118      $(3,927)    $ (1,566)

  Issuance of  Common stock and warrants, net       48      (250)     5,972          -               -            -        5,770
  Issuance of Common stock due to the reverse
    acquisition, net                                14         -        153          -               -            -          167
  Capital surplus in respect of transaction
    between InkSure Delaware and Supercom Ltd.       -         -      1,480          -               -            -        1,480
  Reversal of deferred compensation due to
    forfeiture of stock options to employees         -         -        (61)        61               -            -            -
  Deemed dividend upon conversion of Common
    stock to Redeemable Preferred A shares           -         -        200          -               -         (200)           -
  Net loss                                           -         -          -          -               -         (621)        (621)
                                               -------   -------    -------    -------         -------      -------      -------

Balance as of December 31, 2002                    119         -      9,741          -             118       (4,748)       5,230

  Net loss                                           -         -          -          -               -         (819)        (819)
                                               -------   -------    -------    -------         -------      -------      -------
Balance as of March 31, 2003 (unaudited)       $   119   $     -    $ 9,741    $     -         $   118      $(5,567)     $ 4,411
                                               =======   =======    =======    =======         =======      =======      =======


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

                                                                                         Three months ended
                                                                                              March 31,
                                                                                       ----------------------
                                                                                         2003         2002
                                                                                       ----------  ----------
                                                                                             Unaudited
                                                                                       ----------------------
 Cash flows from operating activities:

   Net income (loss)                                                                   $   (819)      $   220
   Adjustments to reconcile net income (loss) to net cash provided by (used in)
     operating activities:
     Depreciation and amortization                                                           38            34
     Accrued severance pay, net                                                               5            (4)
     Decrease (increase) in trade receivables                                               722           128
     Increase in other accounts receivable and prepaid expenses                             (75)           (1)
     Decrease in inventories                                                                  -           135
     Increase (decrease) in trade payables                                                 (271)         (117)
     Increase (decrease) in employees and payroll accruals                                   25           (73)
     Decrease in accrued expenses and other liabilities                                    (127)         (253)
     Accumulated interest on short-term deposits                                            (20)            -
                                                                                       --------        ------

 Net cash provided by (used in) operating activities                                       (522)           69
                                                                                       --------        ------

 Cash flows from investing activities:

   Purchase of property and equipment                                                       (14)           (2)
   Investment in short-term deposits                                                          -             -
   Proceeds from short-term deposits                                                        809             -
                                                                                       --------        ------

 Net cash provided by (used in) investing activities                                        795            (2)
                                                                                       --------        ------

 Cash flows from financing activities:

   Short-term bank credit, net                                                                -          (184)
   Proceeds from issuance of Common stock and warrants, net
                                                                                              -            81
   Principal payment of long-term loans from related party                                    -           (50)
   Proceeds from issuance of Redeemable Preferred A shares                                    -           150
   Cash received in connection with reverse acquisition                                       -             -
                                                                                       --------        ------

 Net cash used in financing activities                                                        -            (3)
                                                                                       --------        ------

 Increase in cash and cash equivalents                                                      273            64
 Cash and cash equivalents at the beginning of the period                                   213             2
                                                                                       --------        ------

 Cash and cash equivalents at the end of the period                                    $    486        $   66

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands


                                                                                          Three months ended
                                                                                               March 31,
                                                                                       -------------------------
                                                                                           2003         2002
                                                                                       -----------  ------------
                                                                                              Unaudited
                                                                                       -------------------------

 Non-cash transactions:

   In respect of transaction between the Company and Supercom Ltd.                     $        -     $    1,480
                                                                                       ==========     ==========

   Conversion of Common stock into Redeemable Preferred A shares                       $        -     $    1,000
                                                                                       ==========     ==========

 Supplemental disclosure of cash flows information:

   Cash paid during the period for:

     Interest                                                                          $        -     $        8
                                                                                       ==========     ==========


The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1:  GENERAL

         InkSure Technologies Inc. and its subsidiaries (formerly: Lil Marc. Inc.) ("the Company") was incorporated under the laws of the state of Nevada on April 22, 1997. The Company specializes in comprehensive security solutions, designed to protect branded products and documents of value from counterfeiting, fraud and diversion.

         The Company conducts its operations and business with and through its direct and indirect subsidiaries, InkSure Inc., a Delaware corporation incorporated in March 2000; IST Operating Inc., a Delaware corporation, incorporated in may 2000 (formerly: Insure Technologies Inc.); InkSure Ltd., which was incorporated in December 1995 under the laws of Israel and InkSure RF Inc. a Delaware corporation incorporated in March 2002 (as of March 31, 2003 InkSure RF Inc. is inactive).

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2002, are applied consistently in these financial statements. In addition, the following accounting policy is applied:

         Accounting for stock-based compensation:

         The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") in accounting for its employee stock option plans. Under APB No. 25, when the exercise price of the Company's stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

         Under Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and loss per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation Model with the following weighted-average assumptions for three months ended March 31, 2003 and 2002: risk-free interest rate of 2% for each period, with dividend yields of 0% for each period, volatility factors of the expected market price of the Company's Common stock of 0.99 and 0.5, and a weighted-average expected life of the options of 3 and 5 years. Stock compensation, for pro-forma purposes, is amortized over the vesting period.

         The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the fair value method had been applied to all outstanding and unvested awards in each period:


                                                                                    Three months ended
                                                                                        March 31,
                                                                               --------------------------
                                                                                  2003            2002
                                                                               -----------   ------------
                                                                                       Unaudited
                                                                               --------------------------

         Net income (loss), as reported                                        $      (819)   $       20
         Deduct: Total stock-based compensation expense determined under
           fair value method for all awards                                            (69)          (165)
                                                                               -----------    -----------

         Pro forma net loss                                                    $      (888)   $      (145)
                                                                               ===========    ===========

         Basic and diluted net earnings (loss) per share, as reported          $     (0.07)   $         -
                                                                               ===========    ===========

         Basic and diluted net loss per share, pro forma                       $     (0.07)   $     (0.03)
                                                                               ===========    ===========


NOTE 3:  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

    [LOGO]
ERNST & YOUNG





                         REPORT OF INDEPENDENT AUDITORS


                             To the Shareholders of



               INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)


         We have audited the accompanying consolidated balance sheets of InkSure Technologies Inc. (formerly: Lil Marc Inc.) and its subsidiaries ("the Company") and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations, and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.


Tel Aviv, Israel                                     KOST, FORER & GABBAY
March 24, 2003                                 A Member of Ernst & Young Global

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
         U.S. dollars in thousands


                                                                        December 31,
                                                                  ----------------------
                                                                     2002         2001
                                                                  ----------    --------
      ASSETS
 CURRENT ASSETS:
    Cash and cash equivalents                                     $     213    $     2
    Short-term deposits                                               4,063          -
    Trade receivables                                                   730         312
    Other accounts receivable and prepaid expenses (Note 3)             226         208
    Inventories (Note 4)                                                 88         213
                                                                  ---------    --------

  Total current assets                                                5,320         735
                                                                  ---------    --------


  SEVERANCE PAY FUND                                                     71          68
                                                                  ---------    --------

  PROPERTY AND EQUIPMENT, NET (Note 5)                                  356         399
                                                                  ---------    --------

  TECHNOLOGY (Note 6)                                                   147         219
                                                                  ---------    --------

  GOODWILL (Note 1c)                                                    271         271
                                                                  ---------    --------

  Total assets                                                    $   6,165    $  1,692
                                                                  =========    ========


         The accompanying notes are an integral part of the consolidated financial statements.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
         U.S. dollars in thousands (except share data)


                                                                                                  December 31,
                                                                                            ---------------------
                                                                                              2002         2001
                                                                                            --------     --------
      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Short-term bank credit                                                                    $    --       $   410
  Trade payables                                                                                470           326
  Employees and payroll accruals                                                                110           192
  Accrued expenses and other liabilities (Note 7)                                               280           515
                                                                                            -------       -------

Total current liabilities                                                                       860         1,443
                                                                                            -------       -------

LONG-TERM LIABILITIES:
  Long-term loan from related party                                                            --           1,730
  Accrued severance pay                                                                          75            85
                                                                                            -------       -------

Total long-term liabilities                                                                      75         1,815
                                                                                            -------       -------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Stock capital (Note 9):
      Preferred stock of $ 0.01 par value -
      Authorized: 10,000,000 stocks at December 31, 2002 and 2001; Issued and outstanding: 0 stocks at December 31, 2002 and 2001
      Common stock of $ 0.01 par value -
       Authorized: 35,000,000 and 10,000,000 stocks as of December 31, 2002 and 2001, respectively; Issued and outstanding: 11,982,166 stocks as of December 31, 2002
       and 5,709,066 as of December 31, 2001                                                    119            57
  Receipts on account of stocks                                                                   -           250
    Additional paid-in capital                                                                9,741         1,997
  Deferred stock compensation                                                                     -           (61)
  Accumulated other comprehensive income                                                        118           118
  Accumulated deficit                                                                        (4,748)       (3,927)
                                                                                            -------       -------

Total stockholders' equity (deficiency)                                                       5,230        (1,566)
                                                                                            -------       -------

                                                                                            $ 6,165       $ 1,692
                                                                                            =======       =======


The accompanying notes are an integral part of the consolidated financial statements.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
         U.S. dollars in thousands (except share and per share data)


                                                                                             Year ended
                                                                                            December 31,
                                                                            ---------------------------------------------
                                                                                 2002             2001           2000
                                                                            --------------   --------------  ------------

Revenues (Note 13)                                                        $     2,693       $     1,770       $       139
Cost of revenues                                                                  402                43              --
                                                                          -----------       -----------       -----------

Gross profit                                                                    2,291             1,727               139
                                                                          -----------       -----------       -----------

Operating expenses:
  Research and development                                                        809               874               665
  Selling and marketing, net                                                    1,641               751               764
  General and administrative                                                      488               573               434
                                                                          -----------       -----------       -----------

Total operating expenses                                                        2,938             2,198             1,863
                                                                          -----------       -----------       -----------

Operating loss                                                                    647               471             1,724
Financial expenses (income), net (Note 11)                                        (26)              (71)              141
                                                                          -----------       -----------       -----------

Net loss from continuing operations                                               621               400             1,865
Loss from discontinued operations (Note 12)                                         -               300               216
                                                                          -----------       -----------       -----------

Net loss                                                                          621               700             2,081
Redeemable Preferred A shares deemed dividend (Note 9b)                           200                 -                 -
                                                                          -----------       -----------       -----------

Net loss applicable to Common stockholders                                $       821       $       700       $     2,081
                                                                          ===========       ===========       ===========

Basic and diluted loss from continuing operation                                (0.08)            (0.08)            (0.37)
                                                                          ===========       ===========       ===========

Basic and diluted loss from discontinued operation per share                        -             (0.06)            (0.04)
                                                                          ===========       ===========       ===========

Basic and diluted net loss per share                                      $     (0.08)      $     (0.14)      $     (0.42)
                                                                          ===========       ===========       ===========

Weighted average number of Common shares used in computing basic and
  diluted net loss per share                                                7,921,971         5,061,058         5,000,000
                                                                          ===========       ===========       ===========


The accompanying notes are an integral part of the consolidated financial statements.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES


STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
--------------------------------------------------------------------------------
         U.S. dollars in thousands


                                                                                           Accumulated                     Total
                                                     Receipts    Additional   Deferred       other                     shareholders'
                                           Share     on account   paid-in      stock      comprehensive  Accumulated     equity
                                          capital    of shares   capital    compensation     income        deficit      (deficiency)
                                         ---------  ---------   ----------  ------------  ------------- ------------  ------------

Balance as of January 1,2000              $    -*)    $   --       $   --       $   --      $   118      $(1,146)     $ (1,028)
  Issuance of Common stock                     50         --           --           --           --           --            50
  Net loss                                     --         --           --           --           --        2,081)       (2,081)
                                          -------    -------       ------      -------      -------      -------

Balance as of December 31, 2000                50         --           --           --          118       (3,227)       (3,059)
  Issuance of Common stock in respect
    of acquisition of minority
    interests in subsidiaries                   7         --          490           --           --           --           497
  Deferred stock compensation                  --         --           61          (61)          --           --            --
  Receipts on account of shares                --        250           --           --           --           --           250

    Capital surplus in respect of
    transactions between the InkSure
    Delaware and Supercom Ltd.                 --         --        1,446           --           --           --         1,446
  Net loss                                     --         --           --           --           --         (700)         (700)
                                          -------    -------      -------      -------      -------      -------

Balance as of December 31, 2001                57        250        1,997          (61)         118       (3,927)       (1,566)
  Issuance of  Common stock and
  warrants, net                                48       (250)       5,972           --           --           --         5,770

  Issuance of Common stock due to the
    revenue acquisition, net                   14         --          153           --           --           --           167
  Capital surplus in respect of
    transaction between InkSure
    Delaware and Supercom Ltd.                 --         --        1,480           --           --           --         1,480
  Reversal of deferred compensation due
    to forfeiture of stock options to
    employees                                  --         --          (61)          61           --           --            --
  Deemed dividend upon conversion of
    Common stock to Redeemable
    Preferred A shares (Note 9b)               --         --          200           --           --         (200)           --
  Net loss                                     --         --           --           --           --         (621)         (621)
                                          -------    -------      -------      -------      -------      -------       -------

Balance as of December 31, 2002           $   119    $    --      $ 9,741      $    --      $   118      $(4,748)      $ 5,230
                                          =======    =======      =======      =======      =======      =======       =======

*) Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
         U.S. dollars in thousands


                                                                                 Year ended
                                                                                 December 31,
                                                                     ------------------------------------
                                                                        2002         2001          2000
                                                                     ---------    ---------     ---------
Cash flows from operating activities:
   Net loss                                                           $  (621)     $  (700)    $  (2,081)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                         147           42           17
    Accrued severance pay, net                                            (13)          11            3
    Increase in trade receivables                                        (418)        (312)          --
    Increase in other accounts receivable and prepaid expenses            (18)        (164)         (34)
    Decrease (increase) in inventories                                    125         (213)          --
    Increase in trade payables                                            144          177          102
    Increase (decrease) in employees and payroll accruals                 (82)          75           88
    Increase (decrease) in accrued expenses and other liabilities        (235)        (133)         637
    Accumulated interest on short-term deposits                           (63)        --             --
    Cash contributed to discontinued operations                          --            300           (2)
                                                                      -------      -------      -------

Net cash used in operating activities                                  (1,034)        (917)      (1,270)
                                                                      -------      -------      -------

Cash flows from investing activities:
  Purchase of property and equipment                                      (32)        (129)         (81)
  Investment in short-term deposits                                    (4,000)          --           --
                                                                      -------      -------      -------

Net cash used in investing activities                                  (4,032)        (129)         (81)
                                                                      -------      -------      -------

Cash flows from financing activities:
  Short-term bank credit, net                                            (410)         410          (36)
  Proceeds from long-term loans from related party                       --            225        1,325
  Proceeds from issuance of  Common stock and warrants, net             5,770            7           --
  Receipts on account of stocks                                            --          250           --
  Principal payment of long-term loan from related party                 (250)          --           --
  Cash received in conjunction with reverse acquisition                   167           --           --
                                                                      -------      -------      -------
Net cash provided by financing activities                               5,277          892        1,289
                                                                      -------      -------      -------

Net cash from discontinued operations                                      --           --          218
                                                                      -------      -------      -------

Increase (decrease) in cash and cash equivalents                          211         (154)         156
Cash and cash equivalents at the beginning of the year                      2          156           --
                                                                      -------      -------      -------

Cash and cash equivalents at the end of the year                      $   213      $     2      $   156
                                                                      =======      =======      =======



The accompanying notes are an integral part of the consolidated financial statements

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
         U.S. dollars in thousands


                                                                                                 Year ended
                                                                                                 December 31,
                                                                                  ------------------------------------------
                                                                                     2002            2001            2000
                                                                                  -----------     ----------      ----------

Non-cash transactions:
Issuance of stocks                                                                $       --      $       --      $       50
                                                                                  ==========      ==========      ==========
Capital surplus in respect of transactions between InkSure Delaware and           $       --      $      446      $       --
   Supercom Ltd.
                                                                                  ==========      ==========      ==========
Waiver of Company's long-term loan to related party in respect of
   transaction between InkSure Delaware and Supercom Ltd.                         $    1,480      $       --      $       --
                                                                                  ==========      ==========      ==========

Redeemable Preferred A stocks deemed dividend                                     $      200      $       --      $       --
                                                                                  ==========      ==========      ==========

Supplemental disclosure of cash flows information: Cash paid during the year for:
Interest                                                                          $       26      $       25      $        4
                                                                                  ==========      ==========      ==========

Fair value of assets acquired in step acquisition:
Goodwill                                                                          $       --      $      271      $       --
Technology                                                                                --             219              --
                                                                                  ----------      ----------      ----------

Acquired by issuance of shares                                                    $       --      $      490      $       --
                                                                                  ==========      ==========      ==========


The accompanying notes are an integral part of the consolidated financial statements.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES


         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         U.S. dollars in thousands

         NOTE 1:- GENERAL

           a. InkSure Technologies Inc. and its subsidiaries (formerly: Lil Marc. Inc.) ("the Company") was incorporated under the laws of the state of Nevada on April 22, 1997. The Company develops advanced authentication solutions for printed documents and brands. Its proprietary technology enables the embedding of anti-counterfeiting "signature" within all ink-based products and labels for covert protection.

                  The Company conducts its operations and business with and through its direct and indirect subsidiaries, InkSure Inc., a Delaware corporation incorporated in March 2000; InkSure RF Inc., a Delaware corporation incorporated in March 2000; and InkSure Ltd., which was incorporated in December 1995 under the laws of Israel. (as of December 31, 2002 Inksure RF Inc. is inactive)

           b. According to the agreement between LILM (a subsidiary of Lil Marc Inc.) and InkSure Technologies Inc ("InkSure Delaware")., Lil Marc inc., a public shell, issue 10,541,086 Common stock to the former holders of equity interest in InkSure Delaware. As a result of this transaction, the shareholders of InkSure Delaware own approximately 88% of the combined company, while the shareholders of Lil Marc own approximately 12%.

                  The merger was accounted for as a reverse acquisition of Lil Marc by InkSure Delaware. Although Lil Marc is the surviving legal entity, for financial reporting purposes, the entity whose stockholders hold in excess of 50% of the combined company, InkSure Delaware, is treated as the continuing accounting entity. The reverse acquisition is treated as a capital stock transaction in which InkSure Delaware is deemed to have issued the Common stock held by the Lil Marc stockholders for the net assets (comprised of cash only) of Lil Marc.

                  Upon consummation of the merger, the Company's board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and the Company began to carry on InkSure Delaware's business activities.

                  On October 28, 2002, as part of the Company's amendment of its Articles of Incorporation, the Company changed its name from Lil Marc Inc. to InkSure Technologies Inc.

                  As of October 30, 2002, the OTC Bulletin Board stock symbol of the Company's Common stock was changed from LILM to INKS.

           c. On November 2001, InkSure Delware issued 709,066 stocks in consideration for $ 7 in cash, 10% of the stocks of InkSure Inc. and 20% of the stocks of InkSure RF Inc. (resulting in the Company holding 100% of both subsidiaries).

                  Since the exchange was completed after June 30, 2001, it is subject to the accounting under Statement of Financial Accounting Standard No. 141, "Business Combination" ("SFAS No. 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which requires that resulting goodwill will not be amortized, but reviewed annually for impairment. The exchange has been accounted for using the purchase method of accounting. The total purchase price was approximately $ 497. The purchase price was allocated to technology, with the excess of the purchase price over the fair value of indentifiable assets allocated to goodwill.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

         NOTE 1:- GENERAL (Cont.)

                  The allocation of the purchase price was as follows:

                   Intangible assets:
                     Goodwill                 $    271
                     Technology                    219
                                              --------

                                              $    490
                                              ========

         d. Genodus Inc. was established in April 2000 in the United States as a subsidiary of the Company.

                  Genodus Ltd. was established in 1999 by Supercom Ltd. (a controlling stockholder of InkSure Delaware until June 2002). In April 2000, Supercom Ltd. sold Genodus Ltd. to Genodus Inc., in consideration of $ 10.

                  During June 2001, Inksure Delaware sold Genodus Inc. to Supercom Ltd. in consideration of $ 10.

                  The spin-off transaction resulted in a change in the reporting entity, and the Company restated its historical financial statements, in order to reflect financial information for all periods, for the new reporting entity, as if the Company had not invested in the subsidiary, in accordance with paragraph 34 of Accounting Principles Board ("APB") Opinion No. 20 "Accounting changes" ("APB 20"). The effect of the spin-off transaction resulted a decrease in net loss of $ 1,198 and $ 1,227 for the years ended December 31, 2001 and 2000, respectively.

         e. Concentration of credit risk that may have a significant impact on the Company:

                  The Company derived 95% of its revenues in 2002 from two customers (see Note 13).

         NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

                  The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

         a. Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         b. Financial statements in U.S. dollars:

                  A majority of the subsidiaries' sales is made in U.S. dollars ("the dollar" or "dollars"). In addition, a substantial portion of the subsidiaries' costs is incurred in dollars. Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the dollar.

                  Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

                  Through 1999, the financial statements of InkSure Ltd., whose functional currency was not the new Israeli shekels ("NIS"), have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting translation adjustments were reported as a component of shareholders' equity in accumulated other comprehensive income. Effective January 1, 2000, due to a change in its business environment the subsidiary adopted the U.S. dollar as its functional currency.

         c. Principles of consolidation:

                  The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

         d. Cash equivalents:

                  The Company considers highly liquid investments originally purchased with maturities of three months or less to be cash equivalents.

         e. Short-term deposits:

                  Short-term bank deposits are deposited with maturities of more than three months but less than one year. Short-term deposits are in U.S. dollars and bear an average annual interest of 2.4%. Short-term deposits are presented at their cost, including accrued interest.

         f. Inventories:

                  Inventories are stated at the lower of cost or market value. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. Cost is determined as follows:

                  Raw materials, parts and supplies - using the "first-in, first-out" method.

                  Finished products - on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

         g. Property and equipment, net:

                  Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

                                                                   %
                                                      --------------------------

                 Computers and peripheral equipment             20 - 33
                 Office furniture and equipment                 6 - 20
                 Leasehold improvements               over the term of the lease

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

         The Company's property and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long- Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2002, no impairment losses were recognized.

         h. Goodwill:

                  Goodwill represents excess of the costs over the net assets of businesses acquired. Under SFAS No. 142 goodwill acquired in a business combination for which date is on or after July 1, 2001, shall not be amortized.

                  "Goodwill represents excess of the costs over the net assets of businesses acquired. Under Statement of Financial Accounting Standard No.142, "Goodwill and Other Intangible Assets" ("SFAS No, 142") goodwill acquired in a business combination for which date is on or after July 1, 2001, shall not be amortized.

                  SFAS No.142 requires goodwill to be tested for impairment on adoption and at least annually thereafter or between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using discounted cash flows, market multiples and market capitalization. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. The Company expects to perform the impairment tests during the fourth fiscal quarter."

         i. Other intangible assets:

                  Intangible assets acquired in a business combination for which date is on or after July 1, 2001, should be amortized over their useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142. Technology is amortized over a period of 3 years.

         j. Severance pay:

                  The liability of the Israeli subsidiary for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. (The Company records as expenses the net increase in its funded or unfunded severance liability.) Employees are entitled to one month salary for each year of employment, or a portion thereof. The subsidiaries' liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. (Deposits with severance pay funds and insurance policies are under the control of the Company.) The value of these policies was recorded as an asset in the Company's balance sheet.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

                  The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                  Severance expenses for the years ended December 31, 2002, 2001 and 2000, amounted to $ 49, $ 41 and $ 26, respectively.

         k. Revenue recognition:

                  InkSure Delaware derives revenues form selling of security inks and readers through a combination of its own sales personnel, strategic alliances and licenses with intermediaries.

                  Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", ("SAB No. 101"), when delivery has occurred, persuasive evidence of an agreement exists, the vendor's fee is fixed or determinable, no further obligation exists and collectability is probable. Delivery is considered to have occurred upon shipment of products. When a right of return exists, the Company defers revenues until the right of return expires. The Company does not grant a right of return to its customers. Except as described below, all of the Company's revenues were derived from sales of products.

                  The Company signed its first contract in the third quarter of 2000. Under this agreement, the customer will have the right to market the Company's products worldwide in packaging until the end of 2003. This contract represents a potential $ 14,000 revenue for the Company over three years. According to the agreement, the Company granted to the customer the exclusive right and an exclusive license to market and use its technology. The customer paid $ 1,250 non-refundable, non-allocable fixed amount to the Company for the technology transfer. The customer will also pay minimum application fees on first level products of $ 1,250 for the first full calendar year (this amount was paid during 2001 and 2002), $ 4,500 for the second calendar year and $ 7,000 for the third calendar year of the agreement. For each calendar year after the third, the minimum application fees shall be 125% of the minimum application fees for the immediate prior calendar year.

                  In the event that the aggregate payments made in respect of the actual application fees on the first level products for any calendar quarter exceeds the minimum application fee for such calendar quarter and the customer has made a differential payment during the calendar year in which such calendar quarter falls, the customer shall be entitled to offset such differential payment against application fee payment on sale of first level products otherwise due under this paragraph during the same calendar year.

                  The customer may terminate this agreement at any time after January 1, 2001 effective 90 days after giving notice to the Company, provided that termination under this section shall not relive the customer of any obligation under the above two paragraphs to make payments for the entire calendar year in which such termination becomes effective, but the customer shall have no further obligation to pay any minimum application fees for any subsequent calendar year.

                  On January 1, 2002, the abovementioned contract was terminated and a new contract was signed between the parties. Under the new contract, the Company granted the customer an exclusive license to market and use its technology for applications in consideration of $ 250 for one year.

                  The Company recognized in respect of this contract, due to the technology transfer, $ 139, $ 417 and $ 580 for the years ended December 31, 2000, 2001 and 2002, respectively. The Company also recognized in respect of this contract, due to the minimum application fees on first-level products for the first full calendar year, $ 1,250 for the year ended December 31, 2001.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES


         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

                  Company's revenues in 2002 were generated by 64%, 23% and 13% sales of ink, license and readers, respectively.

         l. Warranty:

                  The Company provides a warranty for its authentication systems. The term of the warranty is the earlier of:

                  (a)      one year from the day system is installed or

                  (b) fifteen months from the date of delivery of the system.

                  As of the balance sheet date, the Company did not receive any warranty claims and does not expect to receive any material warranty claims in the future. Therefore, the Company did not record a liability in respect of the warranty.

         m. Research and development costs:

                  Research and development costs are charged to the statement of operations, as incurred.

         n. Sales and marketing costs:

                  The Company has received non-royalty-bearing grants from the Fund for Encouragement of Marketing Activity. These grants are recognized at the time the Company is entitled to such grants on the basis of the costs incurred and included as a deduction of sales and marketing expenses.

         o. Basic and diluted net loss per share:

                  Basic net loss per share is computed based on the weighted average number of Common stock outstanding during each year. Diluted net loss per share is computed based on the weighted average number of Ordinary shares outstanding during the year, in accordance with FASB Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128").

                  All outstanding stock options and warrants have been excluded from the calculation of the diluted net loss per Common stock because all such securities are anti-dilutive for the periods presented.

         p. Income taxes:

                  The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards, "Accounting for Income Taxes" ("SFAS No. 109"). This statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

         q. Concentrations of credit risk:

                  Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term deposits and trade receivables.

                  Cash and cash equivalents, and short-term deposits are invested in major banks in Israel and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

         jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

                  The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in Turkey and United States. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. The Company did not provide an allowance for doubtful accounts. In certain circumstances, the Company may require letters of credit, other collateral or additional guarantees.

                  The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

         r. Fair value of financial instruments:

                  The following methods and assumptions were used by the Company and its subsidiaries in estimating their fair value disclosures for financial instruments:

                  The carrying amounts of cash and cash equivalents, short-term deposits, trade receivables, other accounts receivable and trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

         s. Accounting for stock-based compensation:

                  The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

         Under Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), pro forma information regarding net loss and loss per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001: risk-free interest rate of 1.5% and 2% for 2002 and 2001, respectively, with a dividend yields of 0% for each year, volatility factors of the expected market price of the Company's Common stock of 0.5, and a weighted-average expected life of the options of 4.2.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

         Pro forma information under SFAS 123:

                                                                                         Year ended
                                                                                        December 31,
                                                                                   ------------------------
                                                                                       2002         2001
                                                                                   -----------  -----------

                   Net loss as reported                                            $     (621)  $     (700)
                                                                                   ===========  ===========
                   Total stock-based compensation determined under fair value      $     (164)  $      (12)
                     based method for all awards
                                                                                   ===========  ===========

                   Pro forma net loss                                              $     (785)  $     (712)
                                                                                   ===========  ===========

                   Earnings per share:

                     Basic and diluted as reported                                 $     (0.08) $     (0.14)
                                                                                   ===========  ===========

                     Basic and diluted pro-forma                                   $     (0.1)  $     (0.14)
                                                                                   ===========  ===========

                  Proforma information for the year ended December 31, 2000 is not presented since no options were outstanding in that year.

                  The Company applies SFAS No. 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", with respect to options issued to non-employees. SFAS No.123 requires use of an option valuation model to measure the fair value of the options on the date of grant.

         t. Impact of recently issued accounting standards:

                  In June 2002, the FASB issues SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issue regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its results of operations or financial position.

                  In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN No. 45"). FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.

                  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The Company does not expect the adoption of FIN No. 45, to have a material impact on its results of operations of financial position.

                  In November 2002, the EITF reached a consensus on Issue 00-21, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

         assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria:

                  (1) the delivered item has value to the customer on a standalone basis;

                  (2) there is objective and reliable evidence of the fair value of undelivered items; and

                  (3)      delivery of any undelivered item is probable.

                  Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003 with early adoption permitted.

                  The Company can not estimate the impact of the adoption of EITF 00-21 on its results of operations or financial position.

NOTE 3: - OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                             December 31,
                                                    -------------------------
                                                        2002          2001
                                                    ------------   ----------

                   Government authorities           $         34   $       38
                   Prepaid expenses and other                192          170
                                                    ------------   ----------

                                                    $        226   $      208
                                                    ============   ==========

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

NOTE 4:- INVENTORIES

                                                                                                  December 31,
                                                                                           -----------------------
                                                                                              2002         2001
                                                                                           ----------   ----------

                Raw materials                                                              $       55   $       89
                Finished products                                                                  33          124
                                                                                           ----------   ----------

                                                                                           $       88   $      213
                                                                                           ==========   ==========

NOTE 5:- PROPERTY AND EQUIPMENT

                Cost:
                  Computers and peripheral equipment                                       $      296   $      266
                  Office furniture and equipment                                                   98           96
                  Leasehold improvements                                                          114          114
                                                                                           ----------   ----------

                                                                                                  508          476
                                                                                           ----------   ----------
                Accumulated depreciation:
                  Computers and peripheral equipment                                              124           68
                  Office furniture and equipment                                                   16            8
                  Leasehold improvements                                                           12            1
                                                                                           ----------   ----------

                                                                                                  152           77
                                                                                           ----------   ----------

                Depreciated cost                                                           $      356   $      399
                                                                                           ==========   ==========

           Depreciation expenses for the years ended December 31, 2002 and 2001, amounted to $ 75 and $ 42, respectively.

NOTE 6:- TECHNOLOGY
                                                                                                  December 31,
                                                                                           -----------------------
                                                                                              2002         2001
                                                                                           ----------   ----------
                   Original amounts:
                     Technology                                                            $      219   $      219
                     Less - accumulated depreciation                                               72            -
                                                                                           ----------   ----------

                                                                                           $      147   $      219
                                                                                           ==========   ==========
                   Established technology related to the purchase of 10% of the shares of InkSure Inc. and 20% of the shares of InkSure RF Inc.

NOTE 7:- ACCRUED EXPENSES AND OTHER LIABILITIES

                   Deferred revenues                                                       $        -   $      319
                   Accrued expenses                                                               280          196
                                                                                           ----------   ----------

                                                                                           $      280   $      515
                                                                                           ==========   ==========

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

NOTE 8:- COMMITMENTS AND CONTINGENT LIABILITIES

         a. Lease commitments:

                  The Company and its subsidiaries rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2008. The minimum rental payments under non-cancelable operating leases are as follows:

                                          Year ended
                                          December 31,
                                         -------------

                   2003                   $      92
                   2004                          69
                   2005                          43
                   2006                          43
                   2007 and thereafter           47
                                          ---------

                                          $     294
                                          =========

                  Total rent expenses for the years ended December 31, 2002, 2001 and 2000, were approximately $ 72, $ 70 and $ 60, respectively.

         b. Charges and guarantees:

                  The Company obtained bank guarantees in the amount of $ 34, to secure its lease commitment.

         c. Litigation:

         1) On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel-Aviv-Jaffa against Supercom (InkSure Delaware, former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secrets and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. The Company's legal counsel and management are of the opinion that, based on the facts provided by Supercom and InkSure Ltd., the prospects are favorable that the court will not grant the permanent injunction or award damages of a substantial amount in connection with the litigation.

         2) The Company is disputing the valid issuance of an option to purchase 300,480 shares of InkSure Delaware Common stock that was issued prior to the reverse acquisition. If the Company's position in this dispute does not prevail it would be forced to accept the validity of the issuance of this option and convert it into an option to purchase shares of our Common stock.

NOTE 9:- SHARE CAPITAL

         a. Stockholders' rights:

                  The Common stock confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, and the right to receive dividends, if and when declared.

         b. Private placements:

                  During November 2001, InkSure Delaware issued 709,066 shares in consideration of $ 7 in cash, 10% of the shares of InkSure Inc. and 20% of the shares of InkSure RF Inc. (see Note 1c).

                  In January 2002, InkSure Delaware issued 356,630 shares of Common stock, in consideration of $ 250, which were invested by a private investor during 2001.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 9:- SHARE CAPITAL (Cont.)

                  In February 2002, InkSure Delaware issued 142,653 shares of Common stock in return for an amount of $ 100 invested in InkSure Delaware by a private investor.

                  In March 2002, the Company converted 1,141,553 shares of Common stock held by Supercom Ltd. into 1,141,553 Redeemable Preferred A shares. Those shares were sold to EL-AD Inc. LLC (a privately held investment company). In addition, InkSure Delaware issued 171,232 Redeemable Preferred A shares to El-AD Inc. LLC, in consideration for $
         150. The Company recorded a deemed dividend in the amount of $ 200, which was calculated as the difference between the fair value of the Redeemable Preferred A shares and the fair value of the Common stock at the date of conversion. The deemed dividend was recognized as a charge to paid-in capital against net loss applicable to Ordinary shareholders, without any effect on total shareholders' equity (deficiency). During July 2002, all Redeemable Preferred A shares were converted on a one-to-one basis into Common stock.

                  On July 8, 2002, InkSure Delaware closed the first round of its private placement of 2,531,065 shares of Common stock and of 885,865 five-year warrants to purchase Common stock at an exercise price of $ 2.17 per share, and raised gross proceeds of $ 4,075.

                  On July 31, 2002, InkSure Delaware closed the second round of its private placement of 1,319,880 shares of Common stock and of 461,966 five-year warrants to purchase Common stock at an exercise price of $ 2.17 per share, and raised gross proceeds of $ 2,125.

                  On September 6, 2002, InkSure Delaware closed the third round of its private placement of 310,560 Common stock and of 108,695 five-year warrants to purchase Common stock at an exercise price of $
         2.17 per stock, and raised gross proceeds of $ 500.

                  In connection with the placement, Commonwealth Associated L.P., the exclusive Placement Agent in the Offering received a commission equal to 8.5% of the aggregate gross proceeds. In addition, InkSure Delaware issued to Commonwealth Associates L.P., five-year warrants to purchase Common stock equal to 10% of the total number of Common stock and warrants sold in the placement. Commonwealth Associates L.P., received 550,933 warrants at an exercise price of $
         1.61 per share.

         c. Stock options:

                  On August 24, 2001, the Board of Directors of InkSure Delaware adopted the 2001 Employee Stock Option Plan (the "Option Plan"). Under the Option Plan 600,000 shares have been reserved for issuance upon the exercise of options granted thereafter. The Option Plan will remain in effect until August 24, 2007.

                  According to the Merger agreement and according to the approval of the board of directors of InkSure Technologies Inc., all outstanding option agreements (as mentioned above) have been replaced with new options agreements in accordance with the Company's 2002 stock option plan.

                  The terms and conditions of the 2002 plan relating to vesting periods and exercise prices are the same as in the 2001 stock option plan.

                  Under the 2002 plan, up to 3,500,000 options may be granted to officers, directors, employees and consultants of the Company or its subsidiaries.

                  The options vest ratably over a period of up to four years, commencing with the date of grant. The options generally expire no later than five years from the date of grant. Any options, which are forfeited or cancelled before expiration, become available for future grants.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 9:- SHARE CAPITAL (Cont.)

         A summary of the Company's stock option activity, and related information is as follows:

                                                                               Year ended December 31
                                                             --------------------------------------------------------
                                                                         2002                          2001
                                                             ----------------------------- --------------------------
                                                               Number of       Weighted                      Weighted
                                                                               average                       average
                                                                               exercise      Number of       exercise
                                                                options         price         options         price
                                                             -------------  -------------- -----------    ------------

                   Outstanding at beginning of year               469,830   $    0.623               -     $         -
                     Granted                                      733,706   $    1.032         469,830     $      0.62
                     Forfeited                                    340,280   $    0.535                     $         -
                                                             ------------                   ----------

                   Outstanding at end of year                     863,256   $     1.00         469,830     $      0.62
                                                             ============   ==========      ==========     ===========


                   Exercisable at end of year                     555,777   $     0.95               -     $         -
                                                             ============   ==========      ==========     ===========

                  The options outstanding as of December 31, 2002, have been separated into ranges of exercise price as follows:

                                                                                                       Weighted
                                       Options         Weighted                         Options        average
                                     outstanding        average        Weighted      exercisable       exercise
                                        as of         remaining        average         as of           price of
                    Exercise         December 31,     contractual      exercise      December 31,      options
                      price              2002        life (years)        price           2002         exercisable
                  --------------   ---------------- ---------------  ------------   -------------   ------------

                    $ 0.8-0.97         711,614           4.07          $     0.91     545,447         $     0.95
                     $ 1-1.2            51,642           4.28          $     1.12      10,330         $     1.12
                      $ 1.61           100,000           4.68          $     1.61           -         $        -
                                   -----------                                       --------

                                       863,256                         $     1.00     555,777         $     0.95
                                   ===========                         ==========    ========         ==========

                  Weighted-average fair values of options granted during 2002 whose exercise price is higher than the fair value of the stock on the date of grant, were $ 0.7.

                  No compensation expenses were recognized by the Company for the years ended December 31, 2000, 2001 and 2002.

                  All options were granted with exercise price equal to the fair value of the stock on the date of grant.

NOTE 10:- TAXES ON INCOME

                  a. Measurement of taxable income under the Income Tax Law (Inflationary Adjustments), 1985:

                  The results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in
         Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the functional currency and the tax bases of assets and liabilities.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 10:- TAXES ON CAPITAL (Cont.)

         Israeli tax reform:

                  On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced, according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

         b. Deferred income taxes:

                  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's and its subsidiaries' deferred tax assets are as follows:

                                                                                        December 31,
                                                                        ---------------------------------------
                                                                            2002         2001           2000
                                                                        -----------   -----------   -----------

                  Operating loss carryforward                             $   1,426    $     390      $     644
                  Reserves and allowances                                        17           24             16
                                                                         ----------    ---------      ---------

                  Net deferred tax asset before valuation
                  allowance                                                   1,443          414            660
                  Valuation allowance                                        (1,443)        (414)          (660)
                                                                         ----------    ---------      ---------

                  Net deferred tax asset                                  $       -    $       -      $       -
                                                                         ==========    =========      =========

                  As of December 31, 2002, the Company and its subsidiaries have provided valuation allowances of $ 1,443, in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that since the Company and its subsidiaries have a history of losses it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future. The increase (decrease) in the valuation allowance for the years ended December 31, 2002 and 2001 was $ 1,029, ($ 246), respectively.

                  Income (loss) before taxes is comprised as follows:

                                                       December 31,
                                               ---------------------------
                                                   2002            2001
                                               -----------     -----------

                   Domestic                    $    1,341      $      757
                   Foreign                         (1,962)         (1,557)
                                               ----------      ----------

                                               $     (621)     $     (700)
                                               ==========      ==========

           c. Net operating losses carryforwards:

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 10:- TAXES ON CAPITAL (Cont.)

                  InkSure Delware has accumulated losses for tax purposes as of December 31, 2002, in the amount of approximately $ 1,380, which may be carried forward and offset against taxable income in the future, expiring in 2020.

                  InkSure Ltd., a subsidiary of InkSure Inc. (a subsidiary of the Company) in Israel, has accumulated losses for tax purposes as of December 31, 2002, in the amount of approximately $ 2,166, which may be carried forward and offset against taxable income in the future, for an indefinite period.

                  d. The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating losses carryforward amount the various subsidiaries worldwide due to the uncertainty of the realization of such tax benefits.

NOTE 11:- FINANCIAL EXPENSES (INCOME), NET

                                                                        Year ended
                                                                       December 31,
                                                          ------------------------------------
                                                             2002          2001        2000
                                                          -----------  -----------  ----------
        Financial expenses:
           Interest, bank charges and fees                $      (16)  $      149   $     110
           Foreign currency translation differences              (10)        (220)         31
                                                          ----------   ----------   ---------

                                                          $      (26)  $      (71)  $     141
                                                          ==========   ==========   =========


NOTE 12:-DISCONTINUED OPERATIONS

                  Kromotech Inc. was established in August 2000 in the United States as a subsidiary of InkSure Delware. On December 31, 2001, InkSure Delware transferred its holdings in Kromotek Inc. to Supercom Ltd. In addition, Supercom Ltd. waived a loan in the amount of $ 737 that was granted to InkSure Ltd. (a subsidiary of the Company). Property and equipment of Kromotek Inc. in the carrying amount of $ 193 was retained by InkSure Ltd.

                  In accordance with APB 30 "Reporting the Results of Operations
         - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the results of operations of Kromotek Inc. for the year ended December 31, 2001, have been reclassified in the accompanying statements of operations as discontinued operations.

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 12:- DISCONTINUED OPERATIONS (Cont.)


                  Operating results from the discontinued operations for the year ended December 31, 2002, 2001 and 2000, are as follows:

                                                                      Year ended
                                                                     December 31,
                                                       ---------------------------------------
                                                           2002         2001          2000
                                                       ----------   ------------  -----------
                   Operating expenses:
                   Research and development, net       $        -   $        144   $      101
                   Marketing                                    -             25            3
                   General and administrative                   -            157          111
                                                       ----------   -------------  ----------

                   Total operating expenses                     -            326          215
                   Financial loss (income), net                 -            (26)           1
                                                       ----------   ------------   ----------

                   Net loss                            $        -   $        300   $      216
                                                       ==========   ============   ==========

                  The transfer of the net book value of the holdings in Kromotek inc, the loan remission and the transfer of the property and equipment were recorded as additional paid-in capital in the amount of $ 1,446.

NOTE 13: - SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

                  The Company has one reportable geographic segments. See Note 1 for a brief description of the Company's business. The data is presented in accordance with SFAS 131, "Disclosure About Segments of an Enterprise and Related Information".

                  The following data presents total revenues for the years ended December 31, 2002 and 2001, based on customer's location and long-lived assets as of December 31, 2002 and 2001:

                                      2002                       2001
                           -----------------------   -----------------------
                                          Long-                     Long-
                               Total     lived         Total         lived
                             revenues    assets       revenues      assets
                           ----------  -----------   -----------  ----------

         United States     $     650   $     445    $     1,664   $      515
         Export:
           Israel                  3         329              -          374
           Turkey              2,009           -              8            -
           Other                  31           -             98            -
                           ----------  ----------   -----------   ----------

                           $   2,693   $     774    $     1,770   $      889
                           ==========  ==========   ===========   ==========

                             INKSURE TECHNOLOGIES INC. (Formerly: Lil Marc Inc.)
                                                            AND ITS SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
         U.S. dollars in thousands

NOTE 13: - SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION (Cont.)

           Major customer data as a percentage of total revenues, is as follows:

                                                     Year ended December 31,
                                                  -----------------------------
                                                      2002             2001
                                                  -------------   -------------

                   Customer A                           74%              -

                   Customer B                           21%              94%

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Consistent with section 78.7502 of the Nevada Revised Statutes ("NRS"),
Article V of our By-Laws provides that we shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, without more, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         We must indemnify a director, officer, employee or agent of ours who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of us, against expenses actually and reasonably incurred by them in connection with the defense.

         We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified us.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not we have the authority to indemnify them against such liability and expenses. Presently, we do carry such insurance.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 25. Other Expenses of Issuance and Distribution

         The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne by us. Such expenses are estimated to be as follows:

Item                                                                     Amount
Securities and Exchange Commission Registration Fee                      $1,751
Legal Fees and Expenses*                                                 $20,000
Costs of Printing and Engraving*                                         $1,300
Accounting Fees and Expenses*                                            $2,000
Miscellaneous Expenses*                                                  $1,000
Total                                                                    $16,051

*Estimated.

Item 26. Recent Sales of Unregistered Securities

         We consummated the following equity transactions, each exempt from the registration requirements under Section 4(2) and Regulation D of the Securities Act with accredited investors (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder, the Securities Act:

* During 2001, InkSure Delaware issued 709,066 shares of its common stock to accredited investors for a purchase price of: (i) $7,000 in cash; (ii) 10% of the then-outstanding shares of InkSure Inc.; and (iii) 20% of the then-outstanding shares of InkSure RF Inc. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

* In January 2002, InkSure Delaware issued 356,630 shares of its common stock to accredited investors for a purchase price of $250,000 in cash. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

* In February 2002, InkSure Delaware issued 142,653 shares of its common stock to accredited investors for a purchase price of $100,000. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, the shares of InkSure Delaware common stock were converted into shares of our common stock.

Sale of Series A Convertible Preferred Stock

         On March 4, 2002, InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware, entered into a Stock Purchase Agreement with Supercom Ltd. and El-Ad Ink LLC, both accredited investors under the Securities Act. Pursuant to the Stock Purchase Agreement, Supercom Ltd. sold 1,141,553 shares of InkSure Delaware Series A Preferred Stock which it owned to El-Ad Ink LLC and InkSure Delaware issued 171,232 shares of Series A Preferred Stock to El-Ad Ink LLC. The Series A Preferred stock had a liquidation preference of $0.876 per share and was convertible into an aggregate of 1,498,613 shares of InkSure Delaware common stock, subject to adjustment under certain circumstances. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, all of the shares of InkSure Delaware Series A Preferred Stock converted into shares of our common stock and was subsequently exchanged for shares of our common stock.

         We believe that the issuance of the shares of Series A Preferred Stock was exempt from registration under Section 4(2) and Rule 506 of Regulation D of the Securities Act.

Private Placement of Units

         In 2002, InkSure Delaware received gross proceeds of $6,700,000 in three tranches, with the third tranche closing on September 6, 2002, from the private sale to accredited investors of 67 units, with each unit consisting of 62,112 shares of InkSure Delaware common stock and a five-year warrant to purchase 21,739 shares of InkSure Delaware common stock at a price of $2.17 per share. In the aggregate this represented a sale to the investors of 4,161,505 shares of common stock and warrants to purchase 1,456,526 shares of common stock, which at the time represented approximately 43% of InkSure Delaware's outstanding common stock on a fully diluted basis. In connection with the merger of InkSure Delaware with our wholly owned subsidiary, all of the shares of InkSure Delaware common stock issued in the private placement were exchanged for shares of our common stock and all warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. Commonwealth Associates, L.P. acted as the placement agent in such private placement.

         We agreed to prepare and file a registration statement with the Securities Exchange Commission no later than six months following the date of the closing of the merger of our wholly owned subsidiary with InkSure Delaware in order to register the InkSure Delaware common stock and the InkSure Delaware common stock underlying the warrants that were issued in the offering described above and subsequently converted into shares of our common stock and of our common stock underlying the warrants. The merger closed on October 28, 2002.

         In connection with the private placement, InkSure Delaware paid Commonwealth Associates, L.P., a registered broker-dealer, a $569,500 cash fee and issued three five-year warrants to purchase an aggregate of 550,933 shares of InkSure Delaware common stock at a price of $1.61 per share. In connection with the merger of InkSure Delaware with our wholly owned subsidiary these warrants to purchase shares of InkSure Delaware common stock were converted into warrants to purchase shares of our common stock. In December 2002, Commonwealth distributed these warrants to certain of its employees and affiliates.

         We believe that the private placement was exempt from registration under Section 4(2) and Rule 506 of Regulation D of the Securities Act.

Warrants

         In connection with an agreement between our wholly owned subsidiary, InkSure Inc., and Sharon Carr Associates, Ltd., Sharon Carr will receive a five-year warrant, exercisable at a price of $1.61 per share, to purchase up to an aggregate of 350,000 shares of our common stock. This warrant shall only be issued to the extent that Sharon Carr achieves certain sales targets as set forth in the agreement.

         We believe that such warrant, if issued, will be exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits

         The following exhibits are filed with this registration statement, or incorporated by reference as noted:

Exhibit No.     Description
-----------     -----------
2.1             Agreement and Plan of Merger, dated July 5, among the Company,
                LILM Acquisition and InkSure Delaware. (Incorporated by
                reference to the Company's Information Statement on Schedule
                14C, filed with the Commission on October 8, 2002.)
3.1             Certificate of Change in Number of Authorized Shares of Class
                and Series of the Company. (Incorporated by reference to the
                Company's report filed on Form 8-K, filed with the Commission on
                November 8, 2002.)
3.2             Certificate of Amendment of Articles of Incorporation of the
                Company. (Incorporated by reference to the Company's report filed on Form 8-K, filed with the Commission on November 8,
                2002.)
3.3             Articles of Incorporation of the Company. (Incorporated by
                reference to the Company's Form 10-SB, filed with the Commission on June 10, 1998.)
3.4             Amendment to By-Laws of the Company. (Incorporated by reference to the Company's Quarterly Report on Form 10-QSB, filed with the
                Commission on November 14, 2002.)
3.5             By-Laws of the Company. (Incorporated by reference to the
                Company's Form 10-SB, filed with the Commission on June 10,
                1998.)
5.1**           Opinion and consent of Mintz Levin Cohn Ferris Glovsky and
                Popeo, P.C.
10.1            2002 Employee, Director and Consultant Stock Option Plan.
                (Incorporated by reference to the Company's Quarterly Report on
                Form 10-QSB, filed with the Commission on November 14, 2002.
                10.2 Employment Agreement, dated as of February 6, 2002, by and between the Company and Elie Housman. (Incorporated by reference to the Company's Quarterly Report on Form 10-QSB, filed with the
                Commission on November 14, 2002.)
10.3*           Agreement, dated July 25, 2001 between the Company and ISBAK
                A.S.
16.1            Letter from Berenson & Company, LLP. (Incorporated by reference to the Company's Periodic Report on Form 8-K, filed with the
                Commission on November 25, 2002.)
21              Subsidiaries of the Company (Incorporated by reference to the
                Company's Annual Report on Form 10-KSB, filed with the
                Commission on March 31, 2003)
23.1*           Consent of Kost, Forer & Gabbay, independent auditors of the
                Company
23.2*           Consent of Yossi Avraham & Co.
24              Power of Attorney (previously filed with the Registration
                Statement on Form SB-2 dated April 28, 2003)

* Filed herewith
** To be filed by amendment

Item 28. Undertakings

         The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) to include any additional or changed material information on the plan of distribution.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


(6) That, for the purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at such time shall be the initial bonafide offering of such securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             Signature                          Title                                            Date
             ---------                          -----                                            ----

**                                   Chief Executive Officer and Director                     June 23, 2003
Yaron Meerfeld                       (Principal Executive Officer)


**                                   Chairman and Director                                    June 23, 2003
Elie Housman

/s/ Eyal Bigon                       Chief Financial Officer, Secretary and Treasurer         June 23, 2003
--------------                       (Principal Financial and Accounting Officer)
Eyal Bigon

**                                   Director                                                 June 23, 2003
James Lineberger

**                                   Director                                                 June 23, 2003
Ezra Harel

**                                   Director                                                 June 23, 2003
T. Lee Provow
**
Albert Attias                        Director                                                 June 23, 2003


**                                   Director                                                 June 23, 2003
David Sass

** Signed by Eyal Bigon as Attorney-in fact